UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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GENESEE & WYOMING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GENESEE & WYOMING INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 28, 2008

The annual meeting of stockholders of Genesee & Wyoming Inc. (the “Company”; “we”; “us” or “our”) will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York, 10573, on May 28, 2008, at 10:00 a.m., local time, for the following purposes:

•	to elect three directors;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2008; and

•	to transact such other business as may properly come before our annual meeting, or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on April 1, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting, and any adjournments or postponements of the meeting.

To be sure that your shares are properly represented at our annual meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope, or if you hold shares in street name, follow the instructions on the enclosed proxy card for voting by telephone or electronically through the Internet. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

Along with the attached proxy statement for our annual meeting, we are enclosing our annual report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2007 and our related audited financial statements (the “Annual Report”).

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus

Secretary

April 21, 2008

GENESEE & WYOMING INC.

Principal Executive Offices:

66 Field Point Road

Greenwich, Connecticut 06830

PROXY STATEMENT

Our Board of Directors, or the Board, is soliciting proxies to be voted at the annual meeting of stockholders to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York, 10573, on May 28, 2008 at 10:00 a.m., local time, or at any adjournments or postponements of the annual meeting.

This proxy statement and the enclosed proxy card are first being mailed to you and other stockholders on or about April 21, 2008.

GENERAL INFORMATION

Why am I receiving this proxy statement?

Our Board is soliciting proxies for our annual meeting and we will bear the cost of this solicitation. You are receiving this proxy statement because you owned shares of our stock as of the close of business on April 1, 2008. Your ownership of shares on that date entitles you to vote at our annual meeting. By using the attached proxy card, or by following the instructions on the enclosed proxy card for voting by telephone or electronically, you are able to vote whether or not you attend our annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

•	to elect three directors (see page 8);

•	to ratify the selection of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2008 (see page 54); and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

How do I vote?

You can vote either in person at our annual meeting or by proxy without attending our annual meeting. We urge you to vote by proxy even if you plan to attend our annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the annual meeting. If you attend the annual meeting in person, you may vote at the meeting and your proxy will not be counted. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope. You may also vote by telephone or electronically by following the instructions on the enclosed proxy card.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for instructions on what you must do in order to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, LaSalle Bank, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of annual meeting, proxy statement, annual report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Can I vote by telephone or electronically?

If you are a registered stockholder you may transmit voting instructions by telephone or electronically through the Internet by following the instructions on the enclosed proxy card. If your shares are held in “street name,” please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or electronically. The deadline for transmitting voting instructions by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on Tuesday, May 27, 2008. Telephonic and electronic voting is not available if you hold Class A Common Stock through our employee stock purchase plan or if you hold unvested restricted stock representing Class A Common Stock. These holders must send their proxy card back in the enclosed reply envelope.

How many votes must be present to hold the meeting?

The holders of a majority of the voting power of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”) must be present in person or by proxy to hold our annual meeting.

Can I revoke or change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to our Secretary at the address set forth in this proxy statement;

•	revoking it by telephone or electronically by following the instructions on the enclosed proxy card;

•	delivering a later-dated proxy; or

•	voting in person at our annual meeting.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote.

How many votes do I have?

If you are a holder of our Class A Common Stock, then you are entitled to one vote at our annual meeting for each share of our Class A Common Stock that you held as of the close of business on April 1, 2008. If you are a holder of our Class B Common Stock, then you are entitled to ten votes at our annual meeting for each share of our Class B Common Stock that you held as of the close of business on April 1, 2008. All matters to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.

How many shares are entitled to vote?

As of the close of business on April 1, 2008, there were 31,605,238 shares of our Class A Common Stock issued, outstanding, and entitled to vote and 3,975,178 shares of our Class B Common Stock issued, outstanding, and entitled to vote. We do not permit cumulative voting.

How many votes are required for the proposals to pass?

Directors are elected by a plurality vote, which means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. The proposals to ratify the selection of PwC as our independent registered public accounting firm requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote on the matter.

What if I decide to abstain?

Abstentions will count as shares present for determining if a quorum is present at the annual meeting. Abstentions related to a proposal other than the election of directors will count as a “no” vote. Abstentions are inapplicable in the context of the election of directors because directors are elected by a plurality vote.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees, FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2008, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.

What if I don’t return my proxy card and don’t attend our annual meeting?

If you are the stockholder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted. If your shares are held in “street name,” and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange (“NYSE”), your recordholder can vote your shares FOR the election of directors and FOR the ratification of the selection of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2008. For certain other proposals, if you don’t give your recordholder specific instructions, your recordholder does not have discretionary authority to vote your shares and the votes with respect to your shares will be categorized as “broker non-votes.” “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold our annual meeting.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, we will vote your shares for that other person.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Will the annual meeting be webcast?

Our annual meeting will not be webcast.

What do I need to do if I want to attend the annual meeting?

You do not need to make a reservation to attend the annual meeting. However, please note that you will need to demonstrate that you are a stockholder to be admitted to the meeting. If your shares are held in the name of your bank, broker or other holder of record, you will need to bring evidence of your stock ownership, such as your most recent account statement. If you do not have proof that you own our stock, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders, members of their immediate families or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting. Directions to the meeting are set forth under “Notice of Internet Availability of Proxy Materials.”

ANNUAL REPORT

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this proxy statement. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2007, along with other financial information about our Company, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

Our Form 10-K is included in our Annual Report, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.gwrr.com and clicking on the “Investors” link;

•	writing to us at Genesee & Wyoming Inc., Corporate Communications, 66 Field Point Road, Greenwich, CT 06830; or

•	telephoning us at: (203) 629-3722.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the United States Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our by-laws allow us to set the size of our Board to be between three and 15 directors, and currently our Board is composed of nine director positions. Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The three directors identified below, Messrs. Fuller, Hellmann and Melzer, are to be elected by our stockholders at our upcoming annual meeting, each to hold office for a three-year term expiring in 2011, or until their respective successors are duly elected and qualified.

Our Board of Directors unanimously recommends that stockholders vote FOR the election of each of Mortimer B. Fuller III, John C. Hellmann and Robert M. Melzer.

Proposed For Election as Director

for a Three-Year Term Expiring in 2011

Name and Age on March 31, 2008	Principal Occupation, Recent Business Experience and Other Directorships
Mortimer B. Fuller III Age 65 Director since 1973

Principal Occupation: Executive Chairman of Genesee & Wyoming Inc. since 2007

Recent Business Experience: Chief Executive Officer of Genesee & Wyoming Inc. from 1997 to 2007 and President of Genesee & Wyoming Inc. from 1977 to 1997

John C. Hellmann Age 37 Director since 2007

Principal Occupation: Chief Executive Officer (“CEO”) of Genesee & Wyoming Inc. since 2007 and President since 2005

Recent Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005

Other Directorships:

•      Association of American Railroads

•      Heating Oil Partners Income Fund—Trustee

Robert M. Melzer Age 67 Director since 1997

Principal Occupation: Retired

Recent Business Experience: President and Chief Executive Officer of Property Capital Trust (real estate investment trust) from 1992 to 1999; Chief Financial Officer of Property Capital Trust from 1990 to 1996

Other Directorships:

•      The Cronos Group—Audit Committee Chairman, Special Litigation Committee Member and Transaction Committee Member until August 2007

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of Messrs. Fuller, Hellmann and Melzer. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Mr. Hellmann was previously elected by our stockholders in 2007, and Messrs. Fuller and Melzer were previously elected by our stockholders in 2005.

Directors Whose Terms Do Not Expire at the Annual Meeting

The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the annual meeting.

Terms Expiring at Annual Meeting in 2009

Name and Age on March 31, 2008	Principal Occupation, Recent Business Experience and Other Directorships
David C. Hurley Age 67 Director since 2005

Principal Occupation: Vice Chairman of PrivatAir Holdings, SA, a provider of corporate aircraft and aircraft management, since 2003

Recent Business Experience: Chief Executive Officer of PrivatAir Holdings, SA, which acquired Flight Services Group, from 1999 to 2003; Founder, Chairman, President and Chief Executive Officer of Flight Services Group from 1983 to 1999

Other Directorships:

•      Hexcel Corporation—Audit Committee Member

•      ExelTech Aerospace—Governance and Human Resources Committee Member

•      Applied Energetics—Governance and Nominating Committee Member and Compensation Committee Member

•      Genesis Lease Limited—Audit Committee Member, Nominating and Corporate Governance Committee Member and Compensation Committee Chairman

Peter O. Scannell Age 49 Director since 2003

Principal Occupation: Founder and Managing General Partner of Rockwood Holdings LP, a private investment firm focused on the acquisition and development of operating businesses, since 1986

Recent Business Experience: Chairman and Chief Executive Officer of Rockwood Service Corporation, a materials testing and inspection firm, since 1990; Chairman and Chief Executive Officer of Kane Holding Company, a manufacturer of architectural products, since 1989

Name and Age on March 31, 2008	Principal Occupation, Recent Business Experience and Other Directorships
Hon. M. Douglas Young, P.C. Age 67 Director since 1999

Principal Occupation: Chairman of Summa Strategies Canada Inc., a government relations and public policy advisory firm, since 1997

Recent Business Experience: Canada’s Minister of Transport, Minister of Human Resources Development and Minister of National Defense from 1993 to 1997; Counsel to the law firm of Patterson Palmer

Other Directorships:

•      Heating Oil Partners Income Fund—Chairman of the Board

•      Magellan Aerospace Corporation—Governance and Nominating Committee Member and Environmental and Safety Committee Member

Terms Expiring at Annual Meeting in 2010

Name and Age on March 31, 2008	Principal Occupation, Recent Business Experience and Other Directorships
Philip J. Ringo Age 66 Director since 1978

Principal Occupation: Chairman and Chief Executive Officer of RubberNetwork.com, LLC, a tire and rubber industry strategic sourcing and technology consortium, since June 2001

Recent Business Experience: Consultant to ChemConnect, Inc., an operator of an electronic marketplace for buyers and sellers of chemicals, feedstocks and plastics from January 2001 to May 2001; President and Chief Operating Officer of ChemConnect, Inc. from March 1999 to January 2001; President and Chief Executive Officer of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998; President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries, from 1992 to 1995

Other Directorships:

•      Internet Capital Group—Nominating and Governance Committee Chairman and Audit Committee Member

•      Trimac Equipment Leasing, Inc.—Compensation Committee Member and Audit Committee Chairman

Name and Age on March 31, 2008	Principal Occupation, Recent Business Experience and Other Directorships
Mark A. Scudder Age 45 Director since 2003

Principal Occupation: President of Scudder Law Firm, P.C., L.L.O. since December 2002

Recent Business Experience: Attorney with Scudder Law Firm since 1993 representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry

Other Directorships:

•      Knight Transportation, Inc.—Executive Committee Member

•      Covenant Transport, Inc.

Øivind Lorentzen III Age 57 Director since 2006

Principal Occupation: President and Chief Executive Officer of Northern Navigation International, Ltd. since June 1990; Chairman, NFC Shipping Funds

Recent Business Experience: Founded Northern Navigation in 1990; Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil; Chairman, NFC Shipping Funds

Other Directorships:

•      SEACOR Holdings Inc.

•      Blue Danube Inc.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Non-Management Directors

Commercial Relationship with Sperry Rail. Mr. Scannell, a current director whose term expires in 2009, is the Chairman and Chief Executive Officer of Rockwood Service Corporation. One of Rockwood Service Corporation’s subsidiaries, Sperry Rail, Inc. (“Sperry Rail”), provides rail flaw inspection services to railroads, including to a number of our subsidiaries. For the year ended December 31, 2007, the billings for those services were approximately $407,726 which, according to representations made by Mr. Scannell, accounted for less than 1% of the consolidated gross revenue of Sperry Rail.

Other

Class B Stockholders’ Agreement. The Company, Mortimer B. Fuller III, our Executive Chairman, our officers with policy-making functions who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth on page 24 (collectively, the “Executive Officers”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996. Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Executive Officers, excluding Mr. Fuller, have the right to purchase the shares that remain. In the event the employment of any Executive Officer, excluding Mr. Fuller, terminates, these purchase rights also apply to any Class B Common Stock held by the Executive Officer. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to ten times the voting power, per share of the Class A Common Stock, in the hands of our management, particularly Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management.”

Benz familial relationships with Company Employees. Ms. Murray Cook Benz was the Senior Vice President, Sales & Marketing for our Rail Link region until January 16, 2007, when she retired from that position. Ms. Benz continues to work for the Company on a part-time basis as a marketing consultant. She is also the wife of James W. Benz, our Chief Operating Officer. During 2007, Ms. Benz received $82,364 as aggregate cash compensation for salary and bonus, $323 in auto allowance and $3,308 in a 401(k) employee match.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

On February 8, 2007, the Board adopted a written Related Person Transaction Policy which requires (1) the review and approval, or ratification, by the Governance Committee, or by a Sub-Committee of the Board composed solely of independent directors who are disinterested, of all related person transactions; and (2) that any employment relationship or employment transaction involving an Executive Officer and any related compensation to such Executive Officer must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval or ratification of related person transactions, management must disclose the material terms of the transaction, including the approximate dollar value associated with the transaction and the nature of the related person’s interest in the transaction. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided. To the extent the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Guidelines, the requirements of Internal Revenue Code (“IRC”) Section 162(m) and other relevant rules under the Exchange Act related to independence.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state under which we are organized, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Executive Chairman, our CEO and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles in 2003, which include, among other things, our categorical standards of director independence. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not addressed in these standards, the independent members of our Board or the Governance Committee, as applicable, will determine whether such relationship is material and whether such relationship would compromise the director’s independence under our Related Person Transaction Policy. The criteria applied by the Board in determining a director’s independence also comport with the NYSE standards regarding director independence. Our Corporate Governance Principles, which include our categorical independence standards, are attached as Annex I to this proxy statement. You can also find a link to our Corporate Governance Principles on our website at www.gwrr.com under the Governance tab. We will provide a printed copy of the Corporate Governance Principles free of charge to any stockholder or interested party upon request to our Company’s Corporate Communications department.

Evaluations of Director Independence

The Governance Committee undertook its annual review of director independence and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director and nominee (or members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions And Other Information” above. Our Board also examined transactions and relationships between directors, the nominees, or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that all of our directors and nominees for director are independent under the categorical standards for director independence set forth in our Corporate Governance Principles, with the exception of Mortimer B. Fuller III and John C. Hellmann. By virtue of their positions as Executive Officers of our Company, Messrs. Fuller and Hellmann are not considered independent directors.

In reaching its conclusion regarding each of the other directors and nominees for director, our Board considered that our Company and its subsidiaries in the ordinary course of business purchase products and services from Sperry Rail, a company at which Mr. Scannell serves as an executive officer. Mr. Scannell is also a significant indirect stockholder of Sperry Rail. The amount paid to, received or otherwise claimed from Sperry Rail in each of the last three years did not approach the 2% of total revenue threshold in the categorical independence standards referenced above. Our Board also determined that the Sperry Rail relationship was not otherwise material to us or to Mr. Scannell personally and therefore determined that this relationship did not impair the independence of Mr. Scannell.

Our Board has also determined that all of the directors who serve on board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE, that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that the members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance Committee. The following table shows the membership of each of our Board’s standing committees and the number of meetings held by each of those committees during 2007:

Director	Audit Committee	Compensation Committee	Governance Committee
David C. Hurley		X
Robert M. Melzer	X	X
Philip J. Ringo	X		X
Peter O. Scannell			Chair
Mark A. Scudder		Chair
M. Douglas Young			X
Øivind Lorentzen III	Chair
2007 Meetings	10*	9	5

* Includes quarterly conference calls with management and our independent registered public accounting firm to review our earnings releases and reports on Form 10-Q and Form 10-K prior to their filing.

Committee Charters

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.gwrr.com under the Governance tab, and we will provide a printed copy of these materials, free of charge to any stockholder who requests it by contacting the Company’s Corporate Communications department.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2007 appears on page 53 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Melzer qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Melzer’s qualification based on, among other things, his education and experience, most notably his service as the Chief Financial Officer of Property Capital Trust from 1990 through 1996, and his previous experience as an audit committee chairman at another public company.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation program and the compensation of our Executive Officers. The Compensation Committee’s report relating to 2007 appears on page 35 of this proxy statement. Each of the members of the Compensation Committee is “independent” for purposes of the NYSE Rules, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. Pursuant to the Compensation Committee Charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee composed of members of the Compensation Committee. The Compensation Committee has delegated authority to the CEO to approve grants to newly-hired or promoted non-Executive Officers, subject to an option grant fair value limit of $200,000. The Compensation Committee reports and makes recommendations to the Board regarding executive compensation policies and our compensation program, when necessary, and informs the other members of the Board about its decisions regarding compensation for the CEO and other Executive Officers.

Compensation Committee Processes and Procedures

In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is prudent to have our CEO participate in these determinations because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers other than himself are extremely valuable to the Compensation Committee. Additional information with respect to the participation of our CEO with respect to matters that are the responsibility of the Compensation Committee is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.

Governance Committee

The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board, (2) developing and recommending the content of our Corporate Governance Principles to our Board, and (3) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include leadership skills; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance, international business; government affairs related to transportation; legal considerations; experience with corporate governance; age; number of other board seats; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. In 2007, we did not pay any fees to a third party for assistance in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Secretary. Any recommendations submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws.

The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2007, our Board held six in person meetings and six telephonic meetings, and our Board’s standing committees held a total of 24 meetings. During 2007, each Director attended 89% or more of the aggregate of (a) the total number of meetings of the Board held and (b) the total number of meetings held by all Committees on which they served. Our policy is that all of our directors, absent special circumstances, should attend our annual meetings. All directors attended last year’s annual meeting of stockholders.

Executive Sessions

Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. At five of our Board meetings during 2007, our Board held executive sessions of our independent directors. During these sessions, the director acting in the role of presiding director varied depending upon the topics under consideration.

Communicating with the Board

Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Secretary at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830, and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (800) 589-3280.

Code of Ethics

We have a Code of Ethics applicable to all employees of our Company, including our Executive Chairman, CEO, Chief Financial Officer, Chief Accounting Officer and, to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Ethics on our website at www.gwrr.com under the Governance tab, and we will provide a printed copy of our Code of Ethics, free of charge, to any stockholder or other interested party upon request to our Corporate Communications department. To the extent required to be disclosed, we will post amendments to, and any waivers or implied waivers from, our Code of Ethics at the same location on our website as our Code of Ethics.

Board Evaluations

Each year our Board evaluates its performance through a self-evaluation developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops recommendations to enhance its effectiveness in the year to come. In addition to this process, each committee of our Board conducts its own annual performance evaluation.

2007 DIRECTOR COMPENSATION

The following table and footnotes provide information on the compensation of our directors, other than to our Executive Chairman and our CEO. In the paragraph following the table and footnotes, we describe our standard compensation arrangements for service on the Board, including service on Board committees, the annual retainer and meeting fees for the year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
David C. Hurley	$37,400	$39,509	$5,000	$81,909
Øivind Lorentzen III	$46,833	$43,465	$—	$90,298
Robert M. Melzer	$50,767	$78,398	$5,000	$134,165
Philip J. Ringo	$45,400	$55,039	$1,750	$102,189
Peter O. Scannell	$45,400	$41,509	$—	$86,909
Mark A. Scudder	$42,800	$54,390	$5,000	$102,190
Hon. M. Douglas Young, P.C.	$39,400	$40,009	$—	$79,409

(1)	Messrs. Fuller and Hellmann receive no additional compensation for their services as directors and are not included in the table above.
(2)	Includes amounts earned during 2007, all of which were deferred. See footnote (3).
(3)	Reflects the dollar amount of the expense recognized by the Company in 2007 for financial statement reporting purposes with respect to DSUs, which are deferred stock units that have been issued to our non-management directors under the Amended and Restated 2004 Omnibus Incentive Plan (“Omnibus Plan”), and restricted stock and restricted stock units (“restricted stock”) that have been issued to our directors under our Omnibus Plan, which were granted either in 2007 or in prior years in accordance with Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For discussion of the assumptions made in the valuation, refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007. Our non-management directors can elect to receive payments for fees earned (1) in cash or (2) in the form of DSUs, in lieu of cash, with a value equal to 125% of the cash fees earned. For 2007, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs. The Stock Awards column includes the expense recognized for financial reporting purposes with respect to the 25% premium associated with the DSU awards. The fees forgone by these directors in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Details of stock awards are set forth in the table below.
(4)	Reflects company contributions to the Directors’ Matching Gift Plan described in additional detail below.

The following table details grants of stock awards to each of our non-management directors in 2007, other than to our Executive Chairman and our CEO. The table includes the grant date and grant date fair value of each 2007 stock award, and the aggregate number of outstanding, unvested stock awards owned by each of the directors, as of December 31, 2007:

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
David C. Hurley	3/30/2007	97	$2,550
	5/30/2007	1,479	47,846
	6/29/2007	87	2,600
	9/28/2007	72	2,100
	12/31/2007	84	2,100
				2,575

Øivind Lorentzen III	3/30/2007	112	$2,950
	5/30/2007	1,479	47,846
	6/29/2007	104	3,109
	9/28/2007	93	2,725
	12/31/2007	118	2,925
				1,479

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
Robert M. Melzer	3/30/2007	150	$3,925
	5/30/2007	1,479	47,846
	6/29/2007	129	3,867
	9/28/2007	84	2,450
	12/31/2007	98	2,450
				3,112

Philip J. Ringo	3/30/2007	126	$3,300
	5/30/2007	1,479	47,846
	6/29/2007	102	3,050
	9/28/2007	84	2,450
	12/31/2007	102	2,550
				1,479

Peter O. Scannell	3/30/2007	130	$3,413
	5/30/2007	1,479	47,846
	6/29/2007	101	3,012
	9/28/2007	82	2,413
	12/31/2007	101	2,512
				2,575

Mark A. Scudder	3/30/2007	134	$3,512
	5/30/2007	1,479	47,846
	6/29/2007	97	2,912
	9/28/2007	82	2,412
	12/31/2007	75	1,863
				1,479

Hon. M. Douglas Young, P.C.	3/30/2007	109	$2,850
	5/30/2007	1,479	47,846
	6/29/2007	90	2,700
	9/28/2007	72	2,100
	12/31/2007	88	2,200
				2,575

(a)	The May 30, 2007 grants relate to the annual issuance of restricted stock grants to the non-management directors, which awards are subject to vesting conditions. See additional discussion below under “—Restricted Stock Grants.” All other grants relate to the director’s election to receive DSUs as payment in lieu of cash payments for their annual retainer and Board and Committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “—Deferral of Cash Compensation” below.
(b)	This column shows the full grant date fair value of restricted stock awards and stock options under SFAS 123R granted in 2007. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service, not taking into account any estimated forfeitures as required by SFAS 123R.
(c)	Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be owned outright by the non-management directors on the grant date and are therefore not included in outstanding unvested stock awards as of December 31, 2007.

The following table shows the aggregate number of outstanding option awards owned by each of our non-management directors as of December 31, 2007. There were no grants of options to our non-management directors in 2007.

Name	Total Number of Outstanding Option Awards(#)
David C. Hurley	—
Øivind Lorentzen III	—
Robert M. Melzer	15,189
Philip J. Ringo	5,063
Peter O. Scannell	10,125
Mark A. Scudder	10,125
Hon. M. Douglas Young, P.C.	—

Directors’ Cash Compensation

General

During fiscal year 2007, our non-management directors earned an aggregate amount of $308,000 for service on our Board and its committees. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings, and trips to our facilities and operations. Only our non-management directors are entitled to receive fees. Our non-management directors were also granted additional shares of our Class A Common Stock associated with the deferral of fees for service on our Board, committees and chair fees as discussed below under “—Deferral of Cash Compensation.”

Board and Committee Fees

Each of our non-management directors receives an annual cash retainer of $20,000, with an additional fee of $2,000 for each Board meeting the director attends in person and $400 for each meeting the director attends telephonically. Directors who serve on a Board committee receive a $1,000 fee for each committee meeting attended in person and a $400 fee for each committee meeting attended telephonically. In addition, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee each receive an additional annual retainer of $5,000. These fees are pro-rated and paid quarterly.

Fees Paid or Earned in Cash

The following table outlines the fees earned by each of our non-management directors in 2007 for service on our Board, but excludes any additional amounts associated with the deferral of fees discussed below:

	Annual Retainer	Committee Meeting Fees		Board Meeting Fees		Chair Fees	Total
Name		In person	Telephonic	In person	Telephonic
David C. Hurley	$20,000	$5,000	$1,600	$8,000	$2,800	$—	$37,400
Øivind Lorentzen III	20,000	5,000	2,000	12,000	2,000	5,833	46,833
Robert M. Melzer	20,000	9,000	3,600	12,000	2,000	4,167	50,767
Philip J. Ringo	20,000	9,000	2,400	12,000	2,000	—	45,400
Peter O. Scannell	20,000	6,000	400	12,000	2,000	5,000	45,400
Mark A. Scudder	20,000	5,000	2,000	8,000	2,800	5,000	42,800
Hon. M. Douglas Young, P.C.	20,000	5,000	—	12,000	2,400	—	39,400

Total	$140,000	$44,000	$12,000	$76,000	$16,000	$20,000	$308,000

Deferral of Cash Compensation

Under the Omnibus Plan, each non-management director can elect to have all or a portion of his Board and committee fees earned paid in DSUs representing shares of our Class A Common Stock. To the extent a director elects to defer all or a portion of his fee, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount credited to such director’s account by the per share market price of the Class A Common Stock on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that amount by 1.25. Dividends (if any) payable on the Class A Common Stock would be likewise credited as additional DSUs, and the number of DSUs in the accounts are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his account until the shares represented by DSUs are issued to him. These shares will be issued to the participating director or his designated beneficiaries (1) on the deferred payment date previously elected by him or (2) if earlier, upon his death, long-term disability or cessation of service as a director. In 2007, our non-management directors received additional shares valued at $77,000 resulting from the deferral of fees for service on our Board, committees and chair fees.

Restricted Stock Grants

Each non-management director receives an annual grant of restricted stock with a value equal to approximately $40,000, based on a 12-month average stock price, which was $27.05 on the grant date for the 2007 restricted stock award. For the first year of a director’s three year term, the annual award will vest in three equal installments on the dates of each of the next three annual meetings. For the second year of the director’s term, one-half of the annual restricted stock grant will vest on the date of each of the next two annual meetings. For the final year of the term, the entire amount of the annual restricted stock grant will vest on the date of the following year’s annual meeting. In 2007, these grants were made to non-management directors on May 30, 2007. We expect that for 2008 and subsequent years, grants of restricted stock will be made on the date of the annual meeting. For new directors, an annual award valued at $40,000 will be made on the date on which a director joins the Board.

Director Stock Ownership Guidelines

Our Board believes that ownership of our stock by our directors aligns their interests with the interests of our stockholders. Therefore, our Board has adopted stock ownership guidelines that require our non-management directors to acquire and hold approximately 5,000 shares, either directly or indirectly, within five years of first being elected to our Board.

Directors’ Matching Gift Plan

Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts in amounts from $50 to $5,000 per donor per year. Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. Educational institutions can either be secondary schools, schools which offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code. In 2007, we contributed $16,750 pursuant to this plan. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.

EXECUTIVE OFFICERS

Current Makeup and Changes Last Year

Mortimer B. Fuller III, age 65, has been our Executive Chairman since June 2007 and Chairman of the Board since 1977. Previously, Mr. Fuller was our CEO from 1977 to June 2007. See “Proposal One: Election of Directors” and “Related Person Transactions and Other Information” above for further information about Mr. Fuller. Mr. Fuller has an A.B. from Princeton University, an M.B.A. from Harvard University and a J.D. from Boston University School of Law.

John C. Hellmann, age 37, has been a director since 2006, our CEO since June 2007 and our President since May 2005. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. See “Proposal One: Election of Directors” above for further information about Mr. Hellmann. Mr. Hellmann has an A.B. from Princeton University, an M.B.A from The Wharton School of the University of Pennsylvania and an M.A. in China Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).

James W. Benz, age 59, has been our Chief Operating Officer since May 2005. Previously, Mr. Benz was President of our Rail Link region for eight years. He founded Rail Link, Inc. in 1987, which was subsequently acquired by us in 1996, and he built the business into one of our largest operating units. His 34 years of railroad industry experience have included positions with the Seaboard Coast Line and CSX Transportation. Mr. Benz has a B.S. in Business Administration from the University of Tennessee. Mr. Benz also completed Harvard University’s Advanced Management Program in May 2006. See “Related Person Transactions and Other Information” above for further information about Mr. Benz.

Allison M. Fergus, age 34, has been our General Counsel and Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc. and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in Finance and International Business from Georgetown University and a J.D. from Fordham University School of Law.

Timothy J. Gallagher, age 45, has been Chief Financial Officer since May 2005. Prior to joining the Company, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications from 2004 to 2005. Prior to that, Mr. Gallagher held a number of senior financial positions during nearly five years at WilTel Communications and eight years at BP Amoco Corporation. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.

Christopher F. Liucci, age 39, joined the Company as Chief Accounting Officer and Global Controller in March 2006. Prior to joining the Company, Mr. Liucci worked with Genencor International, Inc. as Director of Global Financial Planning and Reporting from 1998 to 2006 and Controller of Financial Reporting/Internal Controls from 1997 to 1998. Prior to that, Mr. Liucci was an Audit Manager with Coopers & Lybrand L.L.P. (a predecessor to PwC), where he was an independent auditor for six years. Mr. Liucci is a certified public accountant and has a B.S. in Accounting from the State University of New York at Geneseo and an M.B.A. from The Simon School of the University of Rochester.

The Executive Officers serve at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Executive Officers and directors in preparing and filing these reports with the SEC.

To the Company’s knowledge, based solely on the review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all such Section 16(a) filing requirements were met during 2007, except that a Form 4 was filed late on behalf of Mr. Young in order to report correctly the number of shares awarded on December 31, 2007. In addition, a Form 4 was filed late on behalf of Messrs. Benz (4 transactions), Gallagher (2 transactions) and Hellmann (2 transactions) in order to report the surrender of shares to the Company for the payment of taxes in connection with the vesting of previously reported restricted stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

The fundamental responsibilities of our Compensation Committee are to discharge the responsibilities of the Board to our stockholders with respect to our compensation program, with particular attention given to the CEO, Executive Officers and other key personnel. The Compensation Committee is composed entirely of independent directors. The Compensation Committee oversees our executive compensation program and reviews and approves annually all compensation decisions relating to Executive Officers.

Role of Employees and Compensation Consultants

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to Executive Officers, other than the CEO and the Executive Chairman, and key personnel. The CEO assists the Compensation Committee in evaluating Executive Officer performance, establishing business performance targets and objectives and recommending salary levels and incentive awards. The CEO works with the Compensation Committee Chairman in establishing the agenda for meetings and management prepares the information required for the meetings. This information includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee, and documents related to our compensation program. As necessary, the Compensation Committee also meets in executive session.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to Executive Chairman, CEO and other Executive Officer compensation.

Cook maintains no other direct or indirect business relationships with the Company. All executive compensation services provided by Cook are conducted under the direction or authority of the Compensation Committee and all work performed by Cook must be pre-approved by the Chairman of the Compensation Committee.

At the request of the Compensation Committee in 2007, Cook’s services to the Compensation Committee included:

•	review of compensation arrangements for the Executive Chairman associated with his transition from CEO; and

•

preparation of comparative analyses of payouts under revised continuity agreements for Executive Officers and the preparation Section 280G parachute tax calculations payable pursuant to the agreements.

Goals and Elements of the Compensation Program

The goals of our executive compensation program are to align compensation with business objectives and performance, and to enable us to attract, retain and reward executives who contribute to our long-term success and increase stockholder value.

Our current executive compensation program consists primarily of:

•	annual base salary;

•

annual incentive compensation in the form of cash bonuses payable based on our performance as compared to our annual financial objectives calculated in accordance with our Genesee Value Added (“GVA”) methodology, an economic value-added model, our safety objectives and individual performance objectives; and

•	long-term incentive compensation in the form of stock option and restricted stock awards.

Executive Officers and other employees are also entitled to participate in the Company’s 401(k) Savings Incentive Plan (“401(k) Plan”), which provides retirement benefits to employees and includes employer and employee contributions. Executive Officers, as highly compensated employees, are also permitted to defer receipt of their salary or cash bonuses into accounts that mirror the gains and/or losses of several different investment funds we have selected under our Deferred Compensation Plan (“DCP”). The investment funds offered are similar but not identical to those offered under our 401(k) Plan. In addition, select Executive Officers participate either in a modified split-dollar life insurance program or in Defined Contribution Accounts under our DCP. Executive Officers and other employees, other than our Executive Chairman, are entitled to participate in the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”) which permits participants to purchase Class A Common Stock at approximately 90% of the lowest closing price of the stock on either the first of the month or second-to-last business day of the month, subject to specified limitations. Executive Officers also participate in other employee benefit plans on the same terms as all other Company employees. Additional information on these programs is set forth below under “—Other Compensation.” Additional information on amounts paid to the Executive Officers under these programs is set forth below under “—2007 Compensation Decisions” and under the “—Summary Compensation Table.”

Annual Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the Executive Officer, and the payouts under the annual incentive compensation plan and long-term incentive compensation program are generally tied to, or expressed as, a percentage of, base salary. The Compensation Committee annually reviews and makes changes to base salaries of Executive Officers based on, among other things, recommendations of the CEO for Executive Officers other than himself and the Executive Chairman.

Factors considered by the Compensation Committee in establishing base salaries include the Executive Officers’ performance against objectives established at the start of each year, changes in competitive compensation levels, changes in responsibilities, our recent financial performance, retention considerations and general economic and competitive conditions.

Annual Incentive Compensation Program—Cash Bonuses

We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests and, to the extent possible, we seek to have annual incentive compensation qualify as tax deductible, performance-based compensation for the Company under IRC Section 162(m). On an annual basis, Executive Officers are rewarded with cash bonuses targeted at

35% to 70% of their annual base salary, based upon a combination of Company-wide financial performance measured under our GVA methodology, Company-wide safety performance and, in some cases, individual performance.

Financial performance based bonuses paid for any one year can vary from zero to 200% of the target percentage payouts. However, to the extent that the financial performance of the Company generates a bonus amount that would otherwise be greater than 200% of the target bonus amount or less than zero, the amount in excess of 200% of the target or less than zero, as applicable, is carried forward to subsequent years’ bonus calculations, subject to certain limitations. For instance, no employee has any right to the excess positive bonus amounts carried forward if his or her employment ends prior to the end of the subsequent year, and no employee has any obligations related to negative bonus amounts carried forward if his or her employment terminates. Safety performance based bonuses also vary from zero to 200% of the target percentage payouts, but no amounts are carried forward to subsequent years. As a result, when the Company performs well, based on financial and safety performance targets, Executive Officers have the opportunity to receive greater cash bonuses. Conversely, in the event financial and safety performance do not meet established targets, Executive Officers may receive no cash bonuses and could have a negative bonus amount carried forward that will reduce bonuses paid in subsequent years. In addition, Executive Officers with sustained high personal performance are rewarded more than those in similar positions with lesser performance to the extent individual performance represents a portion of the target bonus.

The financial performance targets for the Company are derived based on a measure called Genesee Value Added, or GVA. GVA is a measure of our after-tax operating profits less a capital charge. The capital charge is calculated by multiplying the Company’s assumed, long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital intensive railroad operations. We believe evaluating financial performance based on GVA motivates Executive Officers and key employees to produce results that increase stockholder value and encourages individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. Safety performance is included as a component of our annual incentive compensation program because we are committed to protecting the personal well-being of our employees and we recognize the correlation between railroad safety performance and financial performance. We also believe safe operations minimize high cost injuries and insurance-related expenses. In addition, commitment to safe work practices requires attention to detail in operations, which translates into efficient and profitable railroads. Safety performance targets for the Company are derived from ratios of the number of reportable injuries to manhours worked, as defined by the Federal Railroad Administration (“FRA”). FRA reportable injuries represent a tangible way of monitoring safety and benchmarking our safety results against other railroads. For some Executive Officers, individual performance is used as a component of annual incentive compensation to motivate attainment of personal goals that further our corporate objectives.

Long-Term Incentive Compensation Program—Equity Awards under the Omnibus Plan-Stock Options and Restricted Stock Awards

We use our long-term incentive program to provide equity awards, including stock options and restricted stock awards to our Executive Officers and key employees. Awards are granted to our Executive Officers at the discretion of the Compensation Committee, and are based on the Compensation Committee’s evaluation of such executive’s contribution and expected future contribution to our financial success, with input from the CEO with respect to Executive Officers other than himself. The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize the objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes a long-term financial interest in the Company. As currently designed, the program provides an opportunity for Executive Officers to receive long-term incentive compensation in the form of annual equity awards valued at between 50% and 150% of annual base salary. The actual amount of the annual equity award is based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself, and the Compensation Committee, based on guidance from independent consultants, if requested. Additional considerations include the amounts paid as annual incentive compensation, individual performance of the Executive Officers, retention requirements and other factors that may be deemed relevant by the Compensation Committee.

In 2007, for each Executive Officer, stock options constituted approximately 70% of the value of total long-term incentive compensation and restricted stock awards constituted the remaining 30%. We believe that the 70%/30% allocation between stock options and restricted stock awards provides a balance between the highly leveraged nature of stock options and the stock ownership benefits of restricted stock. Stock options have a three-year vesting schedule, with one third of the common shares underlying the award becoming exercisable on each of the first, second and third anniversaries of the grant date. Stock options have a five-year option life. Restricted stock awards also vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date. All options are granted with an exercise price equal to the closing price of the Company’s Class A Common Stock on the date of grant, and option re-pricing is expressly prohibited by the terms of the Omnibus Plan. This emphasis on long-term incentives is intended to align the long-term financial interests of our Executive Officers with those of our long-term stockholders and provide a retention incentive to our Executive Officers.

The stock option awards and restricted stock awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated result in a forfeiture of unexercised options and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards and restricted stock awards for Executive Officers are also subject to acceleration of vesting upon a change in control.

Share Retention Guidelines

The Compensation Committee adopted executive share retention guidelines for the Executive Officers of the Company and other key employees to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock, which is based on a multiple of such executive’s current base salary on the date of adoption or revision of the guidelines, but expressed as a number of shares. Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of an equity award, if any, and to settle any tax obligations. However, the Executive Officer is required to hold a certain percentage of any remaining shares until the share ownership guideline amount is satisfied. Waivers of the guidelines can be granted by the CEO for Executive Officers and key employees, and by the Compensation Committee for the CEO. Waivers are granted only for serious and unforeseen hardship circumstances. It has been our practice to reevaluate the retention guidelines in connection with significant changes to base salaries.

The share retention guideline amounts and required retention percentages, in each case net of tax obligations, for our Executive Officers are set forth below and are based on position:

Principal Position	Share Guideline Amount	Required Retention Percentage
President and CEO	135,000	100%
Chief Financial Officer	30,000	50%
Chief Operating Officer	30,000	50%
General Counsel	30,000	50%
Chief Accounting Officer	15,000	50%

In determining whether our share retention guidelines have been met, restricted shares, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned.

Other Compensation

401(k) Plan

Executive Officers and other employees are entitled to participate in our 401(k) Plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2007, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary or $9,000.

Stock Purchase Plan

Executive Officers, other than our Executive Chairman, and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lowest closing price of our Class A Common Stock on either the first business day of the month or the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year, or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our present and future employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership. The Compensation Committee administers the Stock Purchase Plan.

Modified Split-Dollar Life Insurance

As part of our effort to attract and retain Executive Officers and other key employees, from 1994 until 2002 we offered certain Executive Officers, including Mr. Fuller, Mr. Hellmann and certain regional general managers of the Company, split-dollar life insurance arrangements. These arrangements were designed to provide a death benefit and post-employment retirement benefits based on the insurance policies’ cash value at retirement. Under the historic arrangements, the policies were owned by the participants, the premiums were paid on their behalf by the Company, and the Company was entitled to a portion of the death benefit proceeds or cash value equal to the amount of premiums advanced. As a result of the payment by the Company, these participants were deemed to have obtained interest-free loans from the Company equal to the premium payments, and these participants were required to report the value of the interest on the deemed loans that they otherwise would have been charged as taxable compensation.

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits companies from making loans to Executive Officers and has been interpreted by some to prohibit these types of split-dollar life insurance arrangements. As a result, in 2002 the Company suspended premium payments under the policies for Messrs. Fuller and Hellmann, and the Compensation Committee, with advice from its independent consultant, evaluated alternative methods of providing these benefits. In light of the substantial amount of premiums already built-up in these polices, the expected future years of service for these executives and other factors, during 2004 and 2005 the Company began paying Mr. Fuller and Mr. Hellmann the premiums on these policies, plus a tax gross-up, to enable Mr. Fuller and Mr. Hellmann to fund the premiums directly. In late 2006, Mr. Hellmann’s policy was canceled and there are no remaining payment obligations.

In 2005, Mr. Benz was promoted to Chief Operating Officer and became an Executive Officer. As a result, we suspended contributions to Mr. Benz’s split-dollar policy because of the prohibitions on loans to Executive Officers in 2005, and in 2007 we refunded to Mr. Benz amounts paid between 2002 and 2005 to eliminate any impermissible loans. In early 2007, the Company paid Mr. Benz the premiums from 2005 and 2006, plus a tax gross-up to enable Mr. Benz to fund overdue premiums directly.

The Company will not be entitled to reimbursement of amounts paid directly to the executives, but retains the right to receive from the insurance company an amount equal to the amount of premiums paid by the Company on the split-dollar life insurance policies of Mr. Fuller and Mr. Benz prior to 2002. With the exception of payments due to Mr. Fuller under his Employment Agreement, the Company has no obligation to continue paying for the premiums on these policies, and we continue to evaluate these and other types of arrangements for our Executive Officers.

Deferred Compensation Plan

Starting in 2004, we began offering a Deferred Compensation Plan, or DCP, that allows senior employees, including our Executive Officers, to defer receipt of their salary and/or annual incentive payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market fixed interest rate returns or permit participants to defer their cash compensation into our common stock. Participants may defer up to 50% of base salary and 100% of annual cash incentive awards until the date or dates they have specified. We are not required to make any contributions to the DCP, and the participants have an unsecured contractual commitment by our Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. Our Company is in the process of evaluating the steps required to make the DCP comply with the requirements necessary to avoid the imposition of an additional 20% tax under IRC Section 409A, and our Company will either make the DCP compliant with these requirements within the documentation deadline of December 31, 2008 or terminate the DCP.

In 2006, the Company established Defined Contribution Accounts under the Company’s existing DCP for Mr. Hellmann and Mr. Gallagher. The Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent. Retirement benefits, including those provided through the Defined Contribution Accounts, are a critical component of an executive’s overall compensation program and are essential to attracting, motivating and retaining talented executives. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions will be informally funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds actually available from time to time under the DCP. Annual amounts credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time in such amount as it shall determine, as a result of changes in certain assumptions. Upon retirement, vested amounts are payable to the executive in the form of a lump sum or installments not to exceed 15 years, as elected by the executive.

Perquisites

We provide certain of our Executive Officers perquisites and other personal benefits. The Compensation Committee has reviewed and approved the perquisites provided Executive Officers. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives. Additional information with respect to the perquisites paid to our Executive Officers is set forth in “—Summary Compensation Table” below.

2007 Compensation Decisions

Consistent with recent years, total compensation paid to our Executive Officers in 2007 included base salary and incentive compensation, including cash bonuses and long-term equity incentive awards.

2007 Annual Base Salaries

As a result of the Company’s operating performance in 2006 and for other reasons set forth below, our Executive Officers received increases in annual base salary for 2007 as set forth below, which were calculated for Mr. Fuller, Mr. Gallagher, Mr. Benz, Mr. Liucci and Ms. Fergus by comparing the base salaries in effect at the end of 2006 to those in effect at the beginning of 2007. For Mr. Hellmann, the percentage increase for 2007 was calculated by comparing the base salary in effect at the end of 2006 to the base salary in effect at the end of 2007 so as to include the impact of the mid-year salary increase he received in connection with his promotion to CEO.

Name	Increase in Base Salary (%)
Mortimer B. Fuller	3.3%
John C. Hellmann	23.6%
Timothy J. Gallagher	4.1%
James W. Benz	9.3%
Allison M. Fergus	7.3%
Christopher F. Liucci	9.1%

The base salary for Mr. Fuller was determined in accordance with our entry into his Employment Agreement. The Compensation Committee positioned Mr. Fuller’s base salary for 2007 at $665,000 in recognition of Mr. Fuller’s continued commitment to the Company in his new capacity, his extensive experience in the railroad industry, the value associated with Mr. Fuller’s long-term consulting and non-competition arrangements and in accordance with the advice provided by Cook with respect to practices related to CEO transitions and CEO salary levels. A description of Mr. Fuller’s Employment Agreement is set forth in “Narrative Supplement to the Summary Compensation Table And The Grants of Plan Based Awards in 2007 Table”. The salary increase for Mr. Hellmann was associated with his promotion to CEO and was attributable to the new responsibilities he assumed in that role. The annual salary increases for Mr. Gallagher, Mr. Benz, Ms. Fergus and Mr. Liucci were based on their performance during 2006, the attainment of previously-established goals and, in certain circumstances, increased responsibilities.

2007 Annual Incentive Compensation – Cash Bonuses

Annual incentive compensation for 2007 was based on the Company’s financial performance, safety performance and individual performance, as applicable. For 2007, as was the case in the prior years, the Compensation Committee approved annual financial, safety and individual performance goals and the target payouts as a percentage of base salary. The Compensation Committee set the financial target at a reasonable stretch level taking into account the business environment at the time the target was established. The safety target was also set at a reasonable stretch level as compared to the historic safety results of Class II and Class III railroads, and at a level that encourages consistent year over year safety improvements. Between 2002 and 2006, actual payouts to Executive Officers have ranged from 31% to 127% of the targeted bonuses and corporate financial performance and safety performance targets have only been achieved twice.

The following table illustrates the target amount of annual cash bonus payments established in early 2007 (for cash bonuses for fiscal year 2007) for our Executive Officers, as well as the relative weights assigned to each performance measure for such individuals. The Company calculates the actual annual cash bonus independently for each performance measure and sums the output of these calculations to determine the annual bonus payout for each Executive Officer.

		Relative Weighting of Criteria in Determining Annual Cash Bonus Amount
Name	Target Annual Cash Bonus Amount as a Percentage of Base Salary	Corporate Financial Performance Target Payout	Range of Corporate Financial Performance Payout as a % of Base Salary	Corporate Safety Performance Target Payout	Range of Corporate Safety Performance Payout as a % of Base Salary	Individual Performance Target Payout	Range of Individual Performance Payout as a % of Base Salary
Mortimer B. Fuller III	60%	85%	0% - 102%	15%	0% - 18%	—	—
John C. Hellmann	70%	85%	0% - 119%	15%	0% - 21%	—	—
Timothy J. Gallagher	50%	85%	0% - 85%	15%	0% - 15%	—	—
James W. Benz	50%	80%	0% - 80%	20%	0% - 20%	—	—
Allison M. Fergus	35%	35%	0% - 24.5%	15%	0% - 10.5%	50%	0% - 17.5%
Christoper F. Liucci	35%	35%	0% - 24.5%	15%	0% - 10.5%	50%	0% - 17.5%

Annual financial performance based bonuses can vary from zero to 200% of the target percentage payouts. To the extent that the financial performance of the Company generates a bonus amount that would otherwise be greater than 200% of the target bonus amount or less than zero, the amount in excess of 200% of the target or less than zero, as applicable, is carried forward to subsequent years’ bonus calculations. Safety performance based bonuses also vary from zero to 200% of the target percentage payouts. The Company’s 2007 performance resulted in a bonus pool of approximately $3.9 million for all participants, with $1.6 million of such bonus pool attributable to our Executive Officers. Actual 2007 bonus awards to our Executive Officers were between 111% and 180% of target annual cash bonuses, which the Committee believes is appropriate based on Company performance against objectives and achievement of individual goals, as applicable. Based on 2007 performance, Messrs. Fuller, Hellmann and Gallagher earned a bonus equal to 127% of their target annual cash bonus. For 2007, Mr. Benz earned a bonus equal to 125% of his target annual cash bonus, which bonus was increased to 180% of target as a result of the amortization of positive carryover bonus amounts from prior years. For 2007, Ms. Fergus and Mr. Liucci earned a bonus equal to 111% of their target annual cash bonus. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column included in the “—Summary Compensation Table.” For additional information on the establishment of each of the performance measures, see “—Annual Incentive Compensation – Cash Bonuses” above.

2007 Long-Term Equity Incentive Compensation Awards

In keeping with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, the Committee granted 2007 long-term incentive equity awards to our Executive Officers ranging in value from 74% to 140% of annual base salary. These awards were in recognition of the value of the continued leadership of the executives and were allocated 70%/30% between stock options and restricted stock awards. In 2007, the long-term equity incentive compensation awards were made on May 30, 2007. For additional information on the value of the 2007 long-term equity incentive awards to Executive Officers, see the Stock Awards and Options Awards columns included in the “—Summary Compensation Table.”

Other Matters

Continuity and Employment Agreements

The Compensation Committee believes that continuity agreements, or change in control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the payments made to our Executives Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company allow our executives to focus on duties at hand and provide security should their employment be terminated through no fault of their own. Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers in the event of a qualifying change of control of the Company, followed by termination of the executive without cause or resignation by the executive for good reason. This double trigger approach results in payment under our change in control provisions only if the Executive Officer is harmed. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions in their ability to compete for a period of 12 months following termination.

We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings, and that some measure of protection against possible but unpredictable action of successor corporations is desirable for both the executive and the Company. Additionally, the structure of our continuity agreements help ensure management retention during any change in control.

With the exception of Mr. Fuller’s Employment Agreement, the Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination; involuntary, not for cause termination unrelated to a change in control; or termination for cause. The amount of compensation payable to each Executive Officer under the continuity and employment agreements is set forth under “—Potential Payments upon Termination, Change of Control and Certain Other Events.”

Deductibility of Compensation

Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the four other most highly compensated Executive Officers. However, the statute exempts qualifying performance based compensation from the $1 million limitation if certain requirements are met. Additionally, cash compensation voluntarily deferred by the Executive Officers named in this proxy statement under the DCP is not subject to the Section 162(m) limitation until the year paid. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, but there are circumstances where the compensation awarded to the CEO and other highly compensated Executive Officers may not be fully deductible to the Company. For 2007, no Executive Officer received non-deductible compensation under Section 162(m) of the IRC.

Policy on Non-Public Information and Trading in Company Stock

The Company’s current policy permits directors, Executive Officers and other key employees to trade Company securities, including any purchases or sales of puts, calls, options or warrants, only during limited window periods following earnings releases and only after they have pre-cleared transactions with the legal department. Although we do not have a formal policy that prohibits transactions that hedge an individual’s economic risk of owning shares of our common stock, we believe all such transactions by directors and Executive Officers in 2007 have been publicly disclosed.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee

Mark A. Scudder, Chairman

David C. Hurley

Robert M. Melzer

SUMMARY COMPENSATION TABLE (1)

The following table and footnotes set forth information for the years ended December 31, 2007 and 2006 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name & Principal Position	Year	Salary		Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation (5)		Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6)	All Other Compen- sation (7)	Total
Mortimer B. Fuller, III	2007	$665,000		$—	$405,360	$555,421	$507,000		$—	$387,366	$2,520,147
Executive Chairman	2006	644,000		740,311	274,989	1,840,431	171,836		—	459,545	4,131,112

John C. Hellmann President and Chief Executive Officer	2007 2006	495,000 428,700	(8) (8)	— 422,417	264,252 180,863	430,986 1,113,566	471,000 98,049	(9) (9)	— —	95,461 110,658	1,756,699 2,354,253

Timothy J. Gallagher	2007	308,000		—	107,409	228,464	196,000		—	96,907	936,780
Chief Financial Officer	2006	296,000		167,733	61,575	245,408	56,415		—	91,893	919,024

James W. Benz	2007	256,900		—	91,282	205,790	232,000		14,616	456,607	1,257,195
Chief Operating Officer	2006	228,431		125,867	61,742	267,077	45,836		23,060	18,625	770,638

Allison M. Fergus General Counsel and Secretary	2007 2006	216,676 168,741		— —	12,940 —	97,589 21,376	86,000 50,213		— —	9,141 —	422,346 240,330

Christopher F. Liucci	2007	179,250		—	19,315	56,216	70,000		—	5,385	330,166
Chief Accounting Officer	2006	118,673		—	7,897	22,795	40,511		—	24	189,900

(1)	Salary and bonuses are reported in the year in which the compensable service was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation.
(2)	Includes one-time Transaction Bonuses paid in 2006 based on the successful completion and shareholder value generated from the sale by the Company and its 50% joint venture partner, Wesfarmers Limited, of the Western Australia operations and other assets of the Australian Railroad Group Pty Ltd and its subsidiaries (“ARG”) to Queensland Rail and Babcock & Brown Limited and the purchase of Wesfarmers’ 50% ownership of the remaining ARG operations, which are principally located in South Australia (collectively, the “Australian Transactions”).
(3)	The amounts included in the Stock Awards column reflect the compensation expense for restricted stock recognized by us in 2007 and 2006 for financial statement purposes with respect to stock awards granted in those years and in prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For discussion of the assumptions made in the valuation of these awards refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007. Stock Awards consist of restricted stock which vested in 2007 and 2006. Grants of restricted stock and units began after May 11, 2004 and vest over a three-year period, with one-third becoming exercisable on each anniversary of the grant date, subject to acceleration upon a change in control.
(4)	The amounts included in the Option Awards column reflect the compensation expense of stock options recognized by us in 2007 and 2006 in accordance with SFAS 123R for financial statement purposes with respect to stock options granted in those years and in prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For discussion of the assumptions made in the valuation of these options refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007. The SFAS 123R fair value of the options determined on the grant date is expensed over the service period that is required for the grant to become vested.
(5)	Reflects the cash bonuses paid under the Annual Incentive Compensation Program in 2007 based on targets that were established in 2007 by the Compensation Committee and paid in February 2008; and for 2006, based on targets that were established in 2006 by the Compensation Committee and paid in February 2007. For a discussion of the Annual Incentive Compensation Program, see “Executive Compensation—Compensation Discussion and Analysis.”
(6)	The amounts included represent the increase in Mr. Benz’s actuarial accumulated pension benefit from fiscal year 2006 to fiscal 2007 and fiscal 2005 to fiscal year 2006 in the Rail Link Inc. Retirement Plan (“Rail Link Plan”). For additional information, see “—2007 Pension Benefits” below.

(7)	The following table details each item of compensation of our Executive Officers for the fiscal years ended December 31, 2007, required to be included in the All Other Compensation column in the “—Summary Compensation Table” above:

Name	Insurance Premiums and Gross Ups($) (a)	Company Contributions to Retirement 401(k) (b)	Company Contribution to Defined Contribution Plan	Company Car Allowance (c)	Travel (d)	Other (e)	Total
Mortimer B. Fuller III	$348,038	$9,000	$—	$21,103	$—	$9,225	$387,366
John C. Hellmann	—	9,000	64,148	12,420	6,154	3,739	95,461
Timothy J. Gallagher	—	9,000	68,384	14,047	381	5,095	96,907
James W. Benz	434,906	9,000	—	9,000	3,108	593	456,607
Allison M. Fergus	—	9,000	—	—	—	141	9,141
Christopher F. Liucci	—	5,261	—	—	—	124	5,385

(a)	Amounts shown refer to Messrs. Fuller and Benz’s premium payments on a modified split-dollar life insurance policy. The amounts included an additional tax gross up payment. Of the total payments received by Mr. Fuller, $208,823 went toward the payment of the insurance premium during each year, and the remaining $139,215 went toward tax gross up payments during the year. Mr. Benz was paid $272,928 to fund the payment of the insurance premium and an additional $161,978 to fund tax gross-up payments. The payment to Mr. Benz included accumulated premiums for 2005 and 2006 in the amount $24,124 and $48,248, respectively, and a tax gross-up payments totaling $16,082 and $32,165, respectively. We are not entitled to receive reimbursement of the amounts that Messrs. Fuller and Benz used to pay insurance premiums on the modified split-dollar life insurance policy.
(b)	Amounts shown refer to the Company’s matching contribution into the Company’s 401(k) Plan.
(c)	Amounts shown reflect cash payments for annual automobile expenses. Mr. Benz receives a monthly cash car allowance. Messrs. Fuller, Hellmann and Gallagher amounts reflect car leases, fuel, insurance and repairs paid on their behalf.
(d)	Amount shown for Messrs. Hellmann, Gallagher and Benz represent personal travel expenses.
(e)	The amount shown for Mr. Fuller represents the incremental cost for excess group life insurance and an additional term life policy, payments for technology fees, tax preparation fees, club dues and reimbursement of personal benefits. Amount shown for Mr. Hellmann represents the incremental cost for excess group life insurance and an additional term life policy, club dues and commuting expenses. Amount shown for Mr. Gallagher represents the incremental cost for excess group life insurance and an additional term life policy, health club dues, club dues and reimbursement of other personal benefits. Amount shown for Mr. Benz represents the incremental cost for excess group life insurance. Amount shown for Ms. Fergus represents the incremental cost for excess group life insurance and reimbursement of personal benefits. Amount shown for Mr. Liucci represents the incremental cost for excess group life insurance.

(8)	Includes $60,000 and $48,000 of annual salary in 2007 and 2006, respectively, that was deferred.
(9)	Includes $235,326 and $49,000 of incentive compensation in 2007 and 2006, respectively, that was deferred.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in the “—Summary Compensation Table”.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Annual Threshold	Target (1)	Annual Maximum	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options(#) (3)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (4)
Mortimer B. Fuller, III		$0	$399,000	$798,000
	5/30/2007				4,625				$146,619
	5/30/2007					37,084	$32.35		322,230
	5/30/2007					3,091	35.59	(5)	22,719

John C. Hellmann		$0	371,000	742,000
	5/30/2007				6,881				222,600
	5/30/2007					59,770	32.35		519,353

Timothy J. Gallagher		$0	154,000	308,000
	5/30/2007				3,856				124,742
	5/30/2007					33,494	32.35		291,036

James W. Benz		$0	129,000	258,000
	5/30/2007				3,230				104,491
	5/30/2007					28,056	32.35		243,784

Allison M. Fergus		$0	77,000	115,500
	5/30/2007				2,040				65,994
	5/30/2007					17,722	32.35		153,990

Christopher F. Liucci		$0	63,000	94,500
	5/30/2007				1,419				45,905
	5/30/2007					12,325	32.35		107,094

(1)	The target is established under our annual incentive compensation plan. For additional information, see “Executive Compensation— Compensation Discussion and Analysis.”
(2)	Consists of restricted stock awards granted on May 30, 2007 under our long-term equity incentive compensation plan.
(3)	Consists of stock options granted on May 30, 2007 under our long-term equity incentive compensation plan.
(4)	This column shows the full grant date fair value of restricted stock awards and stock options granted in 2007 under SFAS 123R. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service, not taking into account any estimated forfeitures as required under SFAS 123R.
(5)

Pursuant to IRC Sections 422(b) and 422(c), incentive stock options cannot be granted to employees that, at the time of grant, own stock representing more than 10% of the total combined voting power of all classes of outstanding stock of the Company unless such option is granted at an option price of at least 110% of the fair market value of the common stock underlying the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. Since Mr. Fuller owned more than 10% of the total combined voting power of all classes of outstanding stock of the Company on May 30, 2007, the date of his 2007 option grant, his incentive stock options were granted with an exercise price of 110% of the fair market value of such stock on the date of grant. The additional shares awarded to Mr. Fuller on May 30, 2007 were non-qualified stock options and were granted at the fair market value of the stock on the date of grant.

Narrative Supplement To The Summary Compensation Table And The Grants Of Plan-Based Awards In 2007 Table

Terms of Equity-Based Awards

Vesting Schedule

Option awards and restricted stock awards vest ratably over three years following the date of grant, subject to acceleration upon a change of control.

Forfeiture

Absent death or disability, unvested option awards are generally forfeited at termination of employment following a 90-day post-termination exercise period. In the event of death prior to the complete exercise of a vested option award, the vested portion of the option may be exercised in whole or in part, within one year after the date of death by the designated beneficiary, in all cases, prior to the option expiration. In the event of disability prior to the complete exercise of the vested option award, the vested portion of the option may be exercised in whole or in part prior to the option expiration. With respect to restricted stock awards, in the event of termination or death, the unvested portion of any restricted stock award is forfeited. In the event of disability, the Compensation Committee has discretion to promulgate rules regarding the treatment of unvested restricted stock awards. In 2007, the Company entered into continuity agreements with key employees, including the Executive Officers, that provide for the vesting of otherwise unvested option awards in certain circumstances described under “—Potential Payments Upon Termination, Change Of Control And Certain Other Events.”

Covenants

The option and restricted stock awards contain confidentiality provisions and non-compete provisions that apply to our Executive Officers. In the event of a breach of these covenants, any unvested equity awards are immediately forfeited and the Company is entitled to return of awards that vested in the six months preceding the breach or a payment of the fair market value as of the date of breach, for such shares.

Other

Option awards granted under the Omnibus Plan have an exercise price equal to the closing price of the underlying shares on the date of grant. The grant date is the same as the day the Compensation Committee took action to approve the awards. With the exception of restricted stock units, prior to the vesting of restricted stock awards, holders of such awards have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders. Holders of restricted stock units do not have any stockholder rights with respect to the common shares underlying the award until such unit vests and the underlying shares are issued. All equity award grants to Executive Officers are approved by the Compensation Committee.

Executive Chairman Employment Agreement

On May 30, 2007, the Company entered into an employment agreement with Mr. Fuller (“Employment Agreement”) that commenced on June 1, 2007 and will terminate on December 31, 2009, unless renewed for an additional calendar year upon the mutual agreement of the Company and Mr. Fuller (the “Employment Period”). Pursuant to the Employment Agreement, Mr. Fuller will serve as Executive Chairman of the Company and report exclusively to the Board. Mr. Fuller will receive an annual base salary of $665,000 for calendar year 2007 (retroactive to January 1, 2007), subject to adjustment for calendar years 2008 and 2009 in accordance with the cost-of-living policies generally applicable to employees of the Company. In addition, Mr. Fuller shall be eligible to earn an annual cash bonus in accordance with our annual incentive compensation program. For calendar year 2007, Mr. Fuller’s target bonus under our annual incentive compensation program was set at 60% of his base salary. For calendar years 2008 and 2009, Mr. Fuller’s target annual bonus will be 50% of his then annual base salary. During the Employment Period, Mr. Fuller will also be eligible to (1) receive annual grants of equity incentive awards under our long-term incentive compensation program, subject to the discretion of the Compensation Committee, and perquisites and benefits customarily paid to Executive Officers and (2) participate in the Company’s benefit plans, as generally applicable to other Executive Officers. The Company has agreed to continue to pay Mr. Fuller, from the 2007 calendar year through the calendar year in which Mr. Fuller attains age 70, subject to certain exceptions, an amount equal to the premiums (including taxes due on the account of such premiums) on life insurance policies currently funded by the Company for Mr. Fuller.

In the event the Company terminates the employment of Mr. Fuller without “Cause” or Mr. Fuller terminates his employment for “Good Reason” (as such terms are defined in the Employment Agreement), except in cases relating to a change of control of the Company, Mr. Fuller shall be entitled to receive (1) the accrued but unpaid amounts of salary, annual bonus, vacation time and other applicable benefits, and, subject to his execution of a general release of all claims, (2) a cash lump sum payment in an amount equal to 300% of his then base salary, (3) full vesting of all outstanding equity awards to the extent provided for under existing plans and award agreements, provided that any unvested stock award granted on June 2, 2006 as a bonus to Mr. Fuller in connection with the Australian Transaction shall fully vest notwithstanding any contrary provisions in the applicable plan or award agreement, (4) payment by the Company of all annual premiums (and related taxes due on account of such premiums) for Mr. Fuller’s life insurance coverage until Mr. Fuller attains age 70 and (5) payment by the Company of all premiums payable with respect to Medicare supplemental insurance for Mr. Fuller and his dependents ending on the third anniversary of the termination date. The amounts payable to Mr. Fuller under his Employment Agreement in these circumstances are set forth under “—Potential Payments Upon Termination, Change of Control and Certain Other Events,—Payments Upon Termination of Executive Chairman Employment Agreement.” In the event of a change of control of the Company, Mr. Fuller’s Employment Agreement provides that the amounts payable to him are governed by his continuity agreement. The amounts payable to Mr. Fuller in the event of a change of control under his continuity agreement are set forth under “—Potential Payments Upon Termination, Change of Control and Certain Other Events,—Payments Under Change of Control.”

Mr. Fuller has agreed, that upon expiration of the Employment Period (and providing there is no early termination), Mr. Fuller will provide transitional services to the Company at a rate of $10,000 per month as (1) an independent contractor until December 31 of the year in which Mr. Fuller attains age 75 or (2) upon approval of the CEO of the Company, as an at-will employee of the Company until the earlier of his resignation or the end of calendar year in which Mr. Fuller attains age 72. Mr. Fuller has further agreed that during the Employment Period and any transitional period and for a period of two years from the later of his employment termination date or last day of the transitional period, he will not, directly or indirectly, compete with the business of, solicit employees of, or induce business relations to cease doing business with, the Company or its subsidiaries. Mr. Fuller will also have those indemnification rights during the Employment Period and following the Employment Period that are available to other current and former officers and directors of the Company.

In consideration for the payments and benefits under the Employment Agreement, Mr. Fuller has agreed to release, and waive claims against, the Company and its subsidiaries arising out of his employment or termination thereof, subject to specified exceptions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2007.

	Option Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Unrealized Value of Unexercised Options Exercisable (2)	Unrealized Value of Unexercised Options Unexercisable (2)
Mortimer B. Fuller, III	7/31/03	10,040	—	—	$10.96	7/30/2008	$132,669	$—
	7/31/03	25,616	—	—	9.96	7/30/2008	364,003	—
	5/12/04	84,375	—	—	15.63	5/11/2009	720,284	—
	5/18/05	65,196	26,576	—	16.60	5/17/2010	493,534	201,180
	5/18/05	—	6,024	—	18.26	5/17/2010	—	35,602
	5/30/06	20,082	36,763	—	29.41	5/29/2011	—	—
	5/30/06	—	3,400	—	32.35	5/29/2011	—	—
	6/2/06	136,476	—	—	30.37	6/1/2011	—	—
	5/30/07	—	37,084	—	32.35	5/29/2012	—	—
	5/30/07	—	3,091	—	35.59	5/29/2012	—	—

		341,785	112,938				$1,710,490	$236,782

John C. Hellmann	7/31/03	67,501	—	—	$9.96	7/30/2008	$959,189	$—
	5/12/04	56,250	—	—	15.63	5/11/2009	480,189	—
	5/18/05	43,590	21,795	—	16.60	5/17/2010	329,976	164,988
	5/30/06	16,754	33,508	—	29.41	5/29/2011	—	—
	6/2/06	77,872	—	—	30.37	6/1/2011	—	—
	5/30/07	—	59,770	—	32.35	5/29/2012	—	—

		261,967	115,073				$1,769,354	$164,988

Timothy J. Gallagher	5/18/05	27,942	13,971	—	$16.60	5/17/2010	$211,521	$105,760
	5/30/06	9,660	19,319	—	29.41	5/29/2011	—	—
	6/2/06	13,252	—	—	30.37	6/1/2011	—	—
	5/30/07	—	33,494	—	32.35	5/29/2012	—	—

		50,854	66,784				$211,521	$105,760

James W. Benz	7/31/03	18,001	—	—	$9.96	7/30/2008	$255,794	$—
	5/12/04	16,876	—	—	15.63	5/11/2009	144,065	—
	5/18/05	23,285	11,643	—	16.60	5/17/2010	176,267	88,138
	5/30/06	7,702	15,403	—	29.41	5/29/2011	—	—
	6/2/06	9,944	—	—	30.37	6/1/2011	—	—
	5/30/07	—	28,056	—	32.35	5/29/2012	—	—

		75,808	55,102				$576,126	$88,138

Allison M. Fergus	11/7/05	1,000	500	—	$22.41	11/6/2010	$1,763	$882
	5/30/06	2,000	4,000	—	29.41	5/29/2011	—	—
	10/26/06	5,000	10,000	—	28.75	10/25/2011	—	—
	5/30/07	—	17,722	—	32.35	5/29/2012	—	—

		8,000	32,222				$1,763	$882

Christopher F. Liucci	3/29/06	3,334	6,666	—	$31.09	3/28/2011	$—	$—
	5/30/07	—	12,325	—	32.35	5/29/2012	—	—

		3,334	18,991				$—	$—

	Stock Awards
Name	Stock Award Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That have not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mortimer B. Fuller, III	5/18/05	4,336	$104,801	—	—
	5/30/06	4,894	118,288
	6/2/06	11,375	274,934
	5/30/07	4,625	111,786

		25,230	$609,809

John C. Hellmann	5/18/05	2,898	$70,045	—	—
	5/30/06	4,083	98,686
	6/2/06	6,490	156,863
	5/30/07	6,881	166,314

		20,352	$491,908

Timothy J. Gallagher	5/18/05	1,858	$44,908	—	—
	5/30/06	2,415	58,371
	6/2/06	1,104	26,684
	5/30/07	3,856	93,200

		9,233	$223,163

James W. Benz	5/18/05	1,548	$37,415	—	—
	5/30/06	1,926	46,551
	6/2/06	828	20,013
	5/30/07	3,230	78,069

		7,532	$182,048

Allison M. Fergus	5/30/07	2,040	$49,307	—	—

		2,040	$49,307

Christopher F. Liucci	3/29/06	666	$16,097	—	—
	5/30/07	1,419	34,297

		2,085	$50,394

(1)

All option awards were granted under the Omnibus Plan. The vesting schedule for the option awards is set forth below. For additional information on the acceleration of vesting, see “—Narrative Supplement to the Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table.”

7/31/03	1/4 vests each year for four years on the anniversary of the date of grant.
5/12/04	1/3 vests each year for three years on the anniversary of the date of grant.
5/18/05	1/3 vests each year for three years on the anniversary of the date of grant.
11/7/05	1/3 vests each year for three years on the anniversary of the date of grant.
5/30/06	1/3 vests each year for three years on the anniversary of the date of grant.
10/26/06	1/3 vests each year for three years on the anniversary of the date of grant.
6/2/06	Fully vested upon grant.
5/30/07	1/3 vests each year for three years on the anniversary of the date of grant.

(2)

The unrealized value of in-the-money exercisable and unexercisable options was calculated by multiplying the number of shares underlying each category by the closing price of our stock as of December 31, 2007, of $24.17 and then deducting the aggregate exercise price of these options.

(3)	All restricted stock awards were granted under the Omnibus Plan. The vesting schedule for the restricted stock awards is set forth below. For additional information on the acceleration of vesting, see “—Narrative Supplement to the Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table.”

5/18/05	1/3 vests each year for three years on the anniversary of the date of grant.
5/30/06	1/3 vests each year for three years on the anniversary of the date of grant.
6/2/06	1/3 vests each year for three years on the anniversary of the date of grant.
5/30/07	1/3 vests each year for three years on the anniversary of the date of grant.

(4)	The market value of stock awards that have not vested was calculated using the closing stock price on the last business day of the Company’s fiscal year, December 31, 2007, of $24.17.

OPTION EXERCISES AND STOCK VESTED DURING 2007

The following table provides information regarding the amounts received by each Executive Officer upon exercise of options or the vesting of stock during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (2)
Mortimer B. Fuller, III	—	$—	16,334	$496,738
John C. Hellmann	43,019	708,570	10,762	326,915
Timothy J. Gallagher	—	—	3,619	111,359
James W. Benz	18,000	316,100	3,700	111,095
Allison M. Fergus	—	—	—	—
Christopher F. Liucci	—	—	334	8,764

(1)	Option Award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the exercise date and then deducting the aggregate exercise price of the option awards.
(2)	Stock awards value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the vesting date.

2007 PENSION BENEFITS

The following table provides information regarding the pension benefits for our Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Mortimer B. Fuller, III		—		$—		$—
John C. Hellmann		—		—		—
Timothy J. Gallagher		—		—
James W. Benz	Rail Link Retirement Plan(1)	14.89	(2)	319,476	(3)	—
Allison M. Fergus		—		—		—
Christopher F. Liucci		—		—		—

(1)

The Rail Link Plan is a defined benefit pension plan sponsored by Rail Link, Inc., a wholly owned subsidiary of the Company. The Rail Link Plan covers approximately 88 Rail Link, Inc. eligible employees as of December 31, 2007. The accumulated benefit an employee earns over his or her career with Rail Link, Inc. is payable starting after retirement on a monthly basis for life. The normal retirement age defined in the Rail Link Plan is 62. Mr. Benz is currently eligible for early retirement under the Rail Link Plan, subject to a 5% benefit reduction for each year that he retires prior to attaining age 62.

(2)	Under the Rail Link Plan, Mr. Benz accumulated 5.25 creditable service years while working for the Company from November 8, 1996 until the Rail Link Plan was frozen on January 31, 2002 and 9.64 years of service as President of Rail Link, Inc. before Rail Link Inc. was purchased by the Company in November 1996.
(3)

All benefit accruals under the Rail Link Plan were frozen as of January 31, 2002. As applicable to Mr. Benz, the Rail Link Plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. The formula provides an annual benefit accrual equal to 1.0% of the five-year average earnings of the individual and 0.5% of the “Excess Amount” of compensation. “Excess Amount” is defined as the five-year average earnings in excess of the social security average wage. For discussion of the assumptions made in quantifying the present value of the accrued benefit, refer to Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2007. The executive’s annual earnings taken into account under this formula include base salary and up to one-half of any bonus payments. The maximum annual benefit for Mr. Benz is frozen at $28,145 annually ($2,345 monthly) payable after retirement. Upon retirement, Mr. Benz may elect payment in the form of either a single life annuity or a joint and survivor annuity. While these two options would provide different annual benefit amounts to Mr. Benz (and his spouse, in the event he selects the joint and survivor annuity option), the total actuarial value of the two elections is equivalent over the life of the selected annuity.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007 (1)

The following table provides information regarding contributions, earnings and balances for our Executive Officers under our nonqualified deferred compensation plans.

Name	Executive Contribution in Last Fiscal Year (2)	Registrant Contributions in Last Fiscal Year (3)	Aggregate Earnings in Last Fiscal Year (4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (5)
Mortimer B. Fuller, III	$—	$—	$—	$—	$—
John C. Hellmann	109,000	64,148	54,134	—	602,578
Timothy J. Gallagher	—	68,384	14,461	—	155,105
James W. Benz	—	—	7,077	—	58,240
Allison M. Fergus	—	—	—	—	—
Christopher F. Liucci	—	—	—	—	—

(1)

The DCP was implemented in 2004 and allows certain employees, including the Executive Officers to defer receipt of their salary and/or annual incentive payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market interest rate returns or permit participants to defer their cash compensation into our common stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account and the account is 100% vested at the time of deferral. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either: (1) separation of service, or (2) the attainment of whatever age specified, or (3) the earlier of (a) separation of service, or (b) the attainment of whatever age specified, or (4) the later of (a) separation of service, or (b) the attainment of whatever age specified. If a distribution date is not specified, the benefit distribution date will be separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2007. The DCP does allow for Company contributions and is the instrument used to allow Company contributions into the Defined Contribution Accounts. Contributions for Executive Officers are set forth in the Summary Compensation Table.

(2)

Amount represents $60,000 in annual salary deferral into our DCP for 2007 as elected by Mr. Hellmann and an additional $49,000 deferral election of Mr. Hellmann’s 2006 annual incentive compensation, which was paid in 2007. Mr. Hellmann also deferred $235,326 of 2007 Non-Equity Incentive Plan compensation, which was paid in 2008 and is therefore not reflected in the table.

(3)	The amounts represent the Company contributions into the Defined Contribution Accounts for Mr. Hellmann and Mr. Gallagher. For Mr. Hellmann, $64,148 represents the Company’s contribution into his Defined Contribution Account as reflected in the “—Summary Compensation Table” in the All Other Compensation column. For Mr. Gallagher, $68,384 represents the Company’s contribution into his Defined Contribution Account as reflected in the Summary Compensation Table in the All Other Compensation column. These contributions vest proportionately over a five-year period. For additional information on the DCP Plan see “Executive Compensation – Compensation Discussion and Analysis.”
(4)	Earnings on Mr. Hellmann’s personal contributions vest immediately. Earnings on the Company contributions made on behalf of Messrs. Hellmann and Gallagher vest over a five-year period, or earlier upon a change of control. Earnings on Mr. Benz’s account are fully vested. While the contribution amounts for Messrs. Hellmann and Gallagher are reported in the Summary Compensation Table, the earnings are not, as all earnings in the Defined Contribution Accounts are not considered above market or preferential. Earnings are calculated based on the performance of some or all of the following funds: American Funds IS Global Small Cap, American Funds IS Growth, American Funds IS US Govt/AAA Securities, Delaware VIP Small Cap Value, DWS VIT Equity 500 Index, Fidelity VIP Contrafund, Fidelity VIP Asset Manager, Fidelity VIP Equity Income, Fidelity VIP Growth, Fidelity VIP Midcap, James Aspen Series Flexible Bond, LVIP Mondrian International Value and LVIP Money Market, based on the executive’s investment allocation.
(5)	Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2007. For Mr. Hellmann, $60,000 of 2007 annual salary deferral, $49,000 of annual incentive compensation for 2006 (paid in 2007) and $64,148 of Company contributions to his Defined Contribution Account are disclosed in the “—Summary Compensation Table” in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns, respectively. For Mr. Gallagher, $68,384 of Company contributions to his Defined Contribution Account are disclosed in the Summary Compensation Table in the All Other Compensation column. For Mr. Benz, none of his aggregate balance relates to 2007 compensation, and is thus not disclosed in the Summary Compensation Table. As of December 31, 2007, the vested portion of Mr. Hellmann’s aggregate balance was $501,992, a portion of which represents Mr. Hellmann’s personal contributions, which are immediately vested. As of December 31, 2007, the vested portion of Messrs. Gallagher and Benz’s accounts were $47,264 and $58,240, respectively.

Potential Payments Upon Termination, Change Of Control And Certain Other Events

Payments under Change of Control

The continuity agreements with each of our Executive Officers provide that upon termination of their employment without cause or resignation for good reason within three years following a change in control, (i) Mr. Hellmann, Mr. Gallagher, Mr. Benz and Ms. Fergus will receive a cash severance amount equal to their accrued but unpaid annual incentive compensation plus three times the sum of their current salary plus target annual incentive compensation for that year, and (ii) Mr. Liucci will receive a cash severance amount equal to his accrued but unpaid annual incentive compensation plus one times the sum of his current salary plus target annual incentive compensation for that year. Pursuant to his Employment Agreement, Mr. Fuller will receive a cash severance amount equal to his accrued but unpaid annual incentive compensation plus three times the sum of his current salary plus target annual incentive compensation for that year; provided that Mr. Fuller is employed under the initial or subsequent renewal periods set forth in his Employment Agreement.

A change in control is deemed to occur if: a person or outside group becomes a beneficial owner (defined as 35% ownership) and their ownership is greater than our founder and executive officers; a merger, sale of 51% or greater of the Company’s assets, liquidation, or dissolution of the Company occurs; or our incumbent Board of Directors ceases to be a majority in any successor of the Company during a twelve-month period. In addition, upon termination without cause or resignation for good reason within three years following a change in control, all unvested stock options and restricted stock holdings immediately become vested, and the unvested benefit under the DCP accounts are accelerated to the extent such acceleration does not take place under the applicable plan documents. Termination without cause by the Company or resignation for good reason by an executive occurs if: the executive’s duties, titles or responsibilities decrease after a change in control; the executive’s base salary, annual incentive target, or annual equity target is decreased after a change in control; the executive’s work location changes to a different location more than thirty-five miles from their prior work location after a change in control; or failure of the successor Company to assume and perform the provisions under the continuity agreements.

The Company will conditionally pay the 20% excise tax for excess parachute payments, and will gross up the resulting income tax due for Mr. Hellmann, Mr. Gallagher, and Mr. Benz if their resulting change in control payment is more than 10% above the safe harbor limit of three times the base amount under IRC Section 280G. The base amount is defined as the average W-2 earnings of the executive in the last five years. A change in control payment that is up to 10% above the safe harbor limit will not result in payment of the excise tax and tax gross up, but instead will result in a reduction of the payment to the safe harbor limit less one dollar. Mr. Fuller, Ms. Fergus, and Mr. Liucci are not provided conditional payment of resulting excise tax for excess parachute payments and related income tax, but are entitled to receive the greater of the after-tax change in control payment, including their payment of the 20% excise tax for excess parachute payments, or the after tax safe harbor limit less one dollar. This election is referred to as the “Best After-Tax Provision” in the table below. The payments set forth below assume a December 31, 2007 trigger event and include amounts received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Restricted Stock (3)	Gross Payment Before Applying Tax Gross-Up Provisions	Adjustment for Best After-Tax Provision (4)	Adjustment for Payment of Excise Tax and Tax Gross Up (5)	Total
Mortimer B. Fuller, III
Change of Control (6)	$—	$—	$236,782	$609,809	$—	$—	$—	$846,591
Change of Control Followed by Termination (7)	3,366,400	—	236,782	609,809	4,212,991	—	—	4,212,991

John C. Hellmann
Change of Control (6)	—	98,276	164,988	491,908	—	—	—	755,172
Change of Control Followed by Termination (7)	2,801,000	98,276	164,988	491,908	3,556,172	—	1,292,653	4,848,825

Timothy J. Gallagher
Change of Control (6)	—	107,149	105,760	223,162	—	—	—	436,071
Change of Control Followed by Termination (7)	1,442,000	107,149	105,760	223,162	1,878,071	—	701,703	2,579,774

James W. Benz
Change of Control (6)	—	—	88,138	182,073	—	—	—	270,211
Change of Control Followed by Termination (7)	1,206,836	—	88,138	182,073	1,477,047	—	569,080	2,046,127

Allison M. Fergus
Change of Control (6)	—	—	882	49,307	—	—	—	50,189
Change of Control Followed by Termination (7)	941,213	—	882	49,307	991,402	—	—	991,402

Christopher F. Liucci
Change of Control (6)	—	—	—	50,394	—	—	—	50,394
Change of Control Followed by Termination (7)	283,511	—	—	50,394	333,905	—	—	333,905

(1)	The cash severance payment is calculated by adding the 2007 accrued but unpaid annual incentive to either three times the sum of current annual salary plus target annual incentive or one times the sum of current annual salary plus target annual incentive, depending on the individual Executive Officer’s continuity agreement outlined above.
(2)	The value of accelerated stock options is calculated by multiplying the number of unvested stock options by the difference between the stock price on December 31, 2007 of $24.17 and the exercise price of the stock option.
(3)	The value of accelerated restricted stock is calculated by multiplying the number of unvested restricted stock shares by the stock price on December 31, 2007 of $24.17.
(4)	Mr. Fuller’s and Mr. Liucci’s change in control payments would not exceed the safe harbor limit (three times the base amount less one dollar) and are not reduced. Ms. Fergus’ after-tax change in control payment, including the 20% payment of the excise tax, would be greater than the after-tax payment of the safe harbor limit and is also not reduced. A personal tax rate of 40% is used in calculating the after-tax amount for Ms. Fergus.
(5)	Mr. Hellmann, Mr. Gallagher, and Mr. Benz’s gross payments would be more than 10% above the IRC Section 280G safe harbor limit. Therefore, the Company would additionally pay the 20% excise tax and income taxes related to the excise tax. An estimated tax gross-up rate of 60% was used in the calculation.

(6)	Represents payments under the provisions of the DCP Plan and award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP Plan, participants are entitled to acceleration of unvested account balances, subject to the limitations of IRC Section 280G. In addition, pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards shall immediately vest and become exercisable upon a change of control.
(7)	Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within three years of the change of control.

Payments upon Termination of Executive Chairman Under Employment Agreement

Pursuant to his Employment Agreement, Mr. Fuller is entitled to certain benefits in the event of voluntary resignation for good reason or involuntary termination without cause by the Company, and in the event of disability or death. Mr. Fuller’s Employment Agreement also provides that if there is a change of control followed by termination without cause or resignation for good reason during his initial or subsequent renewal employment periods, he will be entitled to payments under his continuity agreement. These payments are set forth in the “—Payments Under Change of Control” table above in the row entitled Change of Control Followed by Termination for Mr. Fuller. The payments set forth below assume a December 31, 2007 trigger event.

Name/Event	Cash Severance Payment (1)	Medicare Supplemental Premium (2)	Life Insurance Premium (3)	Acceleration of Unvested Options (4)	Acceleration of Unvested Restricted Stock (5)	Amounts Accrued (6)	Total
Mortimer B. Fuller III
Voluntary Resignation for Good Reason or Involuntary Termination without Cause	$1,996,500	$9,666	$1,763,563	$236,782	$609,809	$507,000	$5,123,320
Disability or Death	—	—	—	236,782	609,809	507,000	1,353,591

(1)	Cash severance payment represents three times Mr. Fuller’s base salary on December 31, 2007.
(2)	Mr. Fuller is entitled to medical supplemental premiums for his dependents and himself for three years. The estimated amounts payable on December 31, 2007, were calculated by multiplying the estimated monthly premium cost for a standard Medicare Supplemental Plan J policy, which provides the most comprehensive coverage of the 12 standard Medicare plans available, by 36 months. The estimated monthly premium was obtained from publicly available quotes provided by AARP. None of Mr. Fuller’s dependents will be eligible for Medicare Supplemental coverage until 2012, so no amounts were included for his dependents.
(3)	Mr. Fuller is entitled to life insurance premiums, plus a tax gross up of such premiums, that extend from the year of his termination through the year he attains age 70. The estimated amounts, assuming a December 31, 2007 trigger event, were calculated by multiplying the total amount of such payments made to Mr. Fuller for life insurance and gross ups in 2007 by five years.
(4)	The value of accelerated stock options is calculated by multiplying the number of unvested options by the difference between the stock price on December 31, 2007, of $24.17 and the exercise price of the stock option.
(5)	The value of accelerated restricted stock is calculated by multiplying the number of unvested restricted stock shares by the stock price on December 31, 2007, of $24.17.
(6)	As of December 31, 2007, Mr. Fuller had earned but had not yet been paid an annual cash bonus of $507,000. Mr. Fuller is also contractually entitled to payment for the following items accrued through the date of his termination: unpaid base salary, any earned but unused vacation time, any properly incurred but unreimbursed business-related expenses, and any other amounts or benefits required to be paid or provided by law or under the terms of any applicable pension, welfare or equity compensation plan of the Company. The value of these items at December 31, 2007, was assumed to have been zero.

Additional information on Mr. Fuller’s Employment Agreement is set forth under “—Narrative Supplement to the Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table.”

Payments in the Event of Retirement, Death, or Disability

Mr. Hellmann and Mr. Gallagher are entitled to receive accelerated vesting of their DCP accounts in the event of death or disability, pursuant to the DCP Plan provisions. We have provided the DCP benefit to Messrs. Hellmann and Gallagher in consideration of their role in the organization and as an incentive for their continued service. None of the other Executive Officers are provided this benefit.

Assuming a December 31, 2007 death or disability, Messrs. Hellmann and Gallagher would be entitled to the acceleration of unvested account balances, subject to the limitations of IRC Section 280G, of $98,276 and $107,149, respectively. In the event of retirement at December 31, 2007, Messrs. Hellmann and Gallagher are not entitled to acceleration of unvested DCP balances. For additional information, see “—Nonqualified Deferred Compensation For 2007” above.

Mr. Benz is a participant in the Rail Link Plan, which was frozen on January 31, 2002. Based upon his average compensation and years of service accrued prior to the plan being frozen, the annual amount payable upon retirement at age 62 under the plan is $28,145. In accordance with the plan provisions, assuming retirement, death or disability at December 31, 2007, Mr. Benz is entitled to receive annual payments of $23,923, which amounts include a 5% benefit reduction for each remaining year of service until Mr. Benz attains age 62. For additional information, see “—2007 Pension Benefits” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and related footnotes set forth as of April 1, 2008 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (1) each stockholder known by us to own beneficially more than 5% of any class of stock, (2) each of our directors, (3) each director nominee, (4) each Executive Officer, which includes our named executive officers and (5) all of our directors and Executive Officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares and DSUs were issued pursuant to the Omnibus Plan.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Percent of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Directors and Nominees
Mortimer B. Fuller III (2)	729,251	2.28%	3,027,668	76.16%	43.20%
John C. Hellmann (3)	479,506	1.50%	1,872	0.05%	0.70%
Robert M. Melzer (4)	95,221	*	—	*	*
Philip J. Ringo (5)	105,707	*	—	*	*
Peter O. Scannell (6)	32,605	*	—	*	*
Mark A. Scudder (7)	29,632	*	—	*	*
M. Douglas Young (8)	68,935	*	—	*	*
David C. Hurley (9)	10,030	*	—	*	*
Øivind Lorentzen (10)	13,238	*	—	*	*

Other Named Executives
Timothy J. Gallagher (11)	98,637	0.31%	—	0.00%	0.14%
James W. Benz (12)	160,538	0.51%	—	0.00%	0.22%
Allison M. Fergus (13)	17,948	0.06%	—	0.00%	0.03%
Christopher F. Liucci (14)	13,195	0.04%	—	0.00%	0.02%

Significant Shareholders
Louis S. Fuller (15)	297,750	0.94%	671,041	16.88%	9.82%

Other
Wellington Management Company, LLP (16) 75 State Street Boston, Massachusetts 02109	3,258,726	10.31%	—	*	4.57%
T. Rowe Price Associates, Inc. (17) 100 E. Pratt Street Baltimore, Maryland 21202	3,015,218	9.54%	—	*	4.23%
Baron Capital Group, Inc. (18) 767 Fifth Avenue New York, New York 10153	2,871,400	9.09%	—	*	4.02%
Keeley Asset Management Corp. (19) 401 South LaSalle Street Chicago, Illinois 60605	2,474,650	7.83%	—	*	3.47%
Franklin Resources, Inc. (20) One Franklin Parkway San Mateo, California 94403	1,636,941	5.18%	—	*	2.29%
All Directors and Executive Officers as a Group (13 persons) (21)	1,856,376	4.20%	3,029,540	76.20%	44.35%

*	Represents less than 1%.
(1)	Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.
(2)	The amounts shown include: (1) 287,604 shares of Class A Common Stock owned by Mr. Fuller individually; (2) 25,229 shares of Class A Common Stock represented by restricted stock (which includes 4,335 restricted stock units), of which 8,324 shares (which includes 4,335 restricted stock units) will vest within 60 days; (3) 3,027,668 shares of Class B Common Stock owned by Mr. Fuller individually; (4) 9,590 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; and (5) 406,828 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.

The number of shares in the table includes shares that are subject to three separate variable prepaid forward transactions with Credit Suisse First Boston Capital LLC. On March 8, 2004, Mr. Fuller entered into the first transaction relating to 337,500 shares of Class B Common Stock, which contract was extended on March 8, 2007 until June 13, 2008. Mr. Fuller received net proceeds of $4,707,937 under the initial contract and $339,053 in connection with the extension. Under the terms of the extended contract, Mr. Fuller has agreed to deliver shares of Class B Common Stock (which are immediately convertible into shares of Class A Common Stock on a one-for-one basis) or shares of Class A Common Stock on the expiration date of the contract (or on an earlier date if the contract is terminated early) as follows: (1) if the final price is less than or equal to the floor price ($25.1516 per share) (the “March Floor Price”), 337,500 shares; (2) if the final price is less than or equal to the cap price ($31.4451 per share) (the “March Cap Price”), but greater than the March Floor Price, then a number of shares equal to 337,500 times the March Floor Price divided by the final price; and (3) if the final price is greater than the March Cap Price, then a number of shares equal to 337,500 shares multiplied by a fraction, the numerator of which is the sum of the March Floor Price and the difference between the final price and the March Cap Price, and the denominator of which is the final price. In connection with the contract, Mr. Fuller has pledged 337,500 shares of Class B Common Stock to secure his obligation under the extended contract. Under the extended contract, in lieu of delivery of shares, Mr. Fuller may, at his option, settle the contract by delivery of cash. On December 1, 2004, Mr. Fuller entered into a second transaction relating to an additional 337,500 shares of Class B Common Stock, which contract was extended on December 3, 2007 until December 24, 2008. Mr. Fuller received net proceeds of $5,355,405 under the initial contract and $623,142 in connection with the extension. The terms of the extended contract contain a delivery obligation identical to that of the March 2004 contract, but with a floor price of $26.3449 per share and a cap price of $31.6139 per share. All share information associated with the March 2004 and the December 2004 contracts has been updated for the 3 for 2 stock split in March 2006. In addition, on March 15, 2006, Mr. Fuller entered into a transaction relating to an additional 480,000 shares of Class B Common Stock, which contract expires on December 24, 2008, and for which Mr. Fuller received net proceeds of $12,511,968. The March 2006 contract contains a delivery obligation identical to that of the prior contracts, but with a floor price of $30.10 per share and a cap price of $37.625 per share.

(3)	The amount shown includes: (1) 138,714 shares of Class A Common Stock and 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually; (2) 20,352 shares of Class A Common Stock represented by restricted stock, of which 7,233 shares will vest within 60 days; and (3) 320,440 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.

The number of shares in the table includes 138,714 shares of Class A Common Stock held in a brokerage account pledged as collateral for a credit facility. The fair market value of the securities held in the brokerage account, other than the Class A Common Stock, exceeds the amount of the credit facility. In addition, in the event of foreclosure on the credit facility, the securities other than our Class A Common Stock would be sold first to satisfy any outstanding obligations.

(4)	The amount shown includes: (1) 35,820 shares of Class A Common Stock owned by Mr. Melzer individually; (2) 11,250 shares of Class A Common Stock held by a self-directed IRA; (3) 10,126 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (4) 34,913 shares of Class A Common Stock that may be received for DSUs; and (5) 3,112 shares of Class A Common Stock represented by restricted stock, of which 3,122 shares will vest within 60 days.
(5)	The amount shown includes: (1) 32,577 shares of Class A Common Stock owned by Mr. Ringo individually; (2) 18,731 shares of Class A Common Stock owned by Mr. Ringo’s wife, as to which shares he disclaims beneficial ownership; (3) 5,063 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (4) 47,857 shares of Class A Common Stock that may be received for DSUs; and (5) 5,063 shares of Class A Common Stock represented by restricted stock, of which 493 shares will vest within 60 days.
(6)	The amount shown includes: (1) 7,481 shares of Class A Common Stock owned jointly by Mr. Scannell and his wife; (2) 10,125 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 12,424 shares of Class A Common Stock that may be received for DSUs; and (4) 2,575 shares of Class A Common Stock represented by restricted stock, of which 1,287 shares will vest within 60 days.
(7)	The amount shown includes: (1) 16,850 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 10,125 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 1,178 shares of Class A Common Stock that may be received for DSUs; and (4) 1,479 shares of Class A Common Stock represented by restricted stock, of which 493 shares will vest within 60 days.
(8)	The amount shown includes: (1) 7,481 shares of Class A Common Stock owned by Mr. Young individually; (2) 58,879 shares of Class A Common Stock that may be received for DSUs; and (3) 2,575 shares of Class A Common Stock represented by restricted stock, of which 1,287 shares will vest within 60 days.
(9)	The amount shown includes (1) 2,981 shares of Class A Common Stock owned by Mr. Hurley individually; (2) 4,474 shares of Class A Common Stock that may be received for DSUs; and (3) 2,575 shares of Class A Common Stock represented by restricted stock, of which 1,287 shares will vest within 60 days.

(10)	The amount shown includes (1) 8,644 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 3,115 shares of Class A Common Stock that may be received for DSUs; and (3) 1,479 shares of Class A Common Stock represented by restricted stock, of which 493 shares will vest within 60 days.
(11)	The amounts shown include: (1) 3,755 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 9,233 shares of Class A Common Stock represented by restricted stock, of which 4,351 shares will vest within 60 days; and (3) 85,649 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.
(12)	The amount shown includes: (1) 64,703 shares of Class A Common Stock owned by Mr. Benz jointly with his wife; (2) 7,532 shares of Class A Common Stock represented by restricted stock, of which 3,588 shares will vest within 60 days; (3) 86,503 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days owned by Mr. Benz individually; and (4) 1,800 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days owned by Mr. Benz’s wife.
(13)	The amount shown includes: (1) 15,908 shares of Class A Common Stock that may be purchased by Ms. Fergus pursuant to options exercisable within 60 days; and (2) 2,040 shares of Class A Common Stock represented by restricted stock, of which 680 shares will vest within 60 days.
(14)	The amount shown includes: (1) 667 shares of Class A Common Stock owned by Mr. Liucci individually; (2) 10,776 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 1,752 shares of Class A Common Stock represented by restricted stock, of which 473 shares will vest within 60 days.
(15)	The amounts shown include: (1) 674,041 shares of Class B Common Stock owned by Mr. Louis Fuller individually; and (2) 297,750 shares of Class A Common Stock owned by Mr. Louis Fuller’s wife, as to which shares he disclaims beneficial ownership.
(16)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G/A filed by Wellington Management Company, LLP (“WMC”) on February 14, 2008. The shares are owned of record by clients of WMC. WMC, in its capacity as investment adviser, may be deemed to beneficially own all of such shares. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the class. WMC has shared power to vote 2,826,626 of such shares and has shared power to dispose of 3,246,076 of such shares.
(17)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 13, 2008. Price Associates has sole voting power to vote 883,600 of such shares and has sole power to dispose of all of such shares. According to their joint Schedule 13G, T. Rowe Price Small-Cap Value Fund, Inc. (“Price SC Value Fund”) has sole voting power to vote 2,055,000 of such shares. Because Price Associates does not serve as custodian of the assets of any of its clients, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the shares. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the shares, is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than five percent of the class is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the stockholders of each such Fund participate proportionately in any dividends and distributions so paid.
(18)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”) on February 12, 2008. BCG has sole voting power with respect to 100,000 shares, shared voting power with respect to 2,510,150 shares, sole dispositive power with respect to 100,000 shares and shared dispositive power with respect to 2,771,400 shares. According to their joint Schedule 13G, BAMCO, Inc., shared voting power with respect to 2,227,250 shares and shared dispositive power with respect to 2,477,250 shares; Baron Capital Management, Inc. (“BCM”) has sole voting power with respect to 100,000 shares, shared voting power with respect to 282,900 shares, sole dispositive power with respect to 100,000 shares and share dispositive power with respect to 294,150 shares; Baron Growth Fund has shared voting and shared dispositive power with respect to 2,000,000 shares; and Ronald Baron has sole voting power with respect to 100,000 shares, shared voting power with respect to 2,510,150 shares, sole dispositive power with respect to 100,000 shares and shared dispositive power with respect to 2,771,400 shares. The advisory clients of BAMCO, Inc. and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares in their accounts. No such person is known to have an interest relating to more than five percent of the class. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.
(19)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by Keeley Asset Management Corp. (“Keeley”) on February 14, 2008. Keeley has sole voting power with respect to 2,325,750 of such shares and sole power to dispose of 2,474,650 of such shares. According to their joint Schedule 13G, Keeley Small Cap Value Fund shares beneficial ownership of 1,852,500 shares held by Keeley.
(20)

The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by Franklin Resources, Inc. (“Franklin”) on February 4, 2008. Franklin Advisory Services, LLC (“Franklin Advisory”) has sole voting power with respect to 1,599,800 of such shares and sole power to dispose of 1,636,941 of such shares. The advisory clients of Franklin have the right to receive or the power to direct the receipt of dividends from, as well as the proceeds from the sale of, the shares in their accounts. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of Franklin Advisory. The Principal Shareholders, Franklin and Franklin Advisory share beneficial ownership of 1,636,941 shares.

(21)	See footnotes 2 through 14 to this table. The amounts shown include: (1) 646,848 shares of Class A Common Stock owned individually, jointly with a spouse or in a self directed IRA; (2) 963,343 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 3,029,540 shares of Class B Common Stock owned individually; (4) 81,412 shares of Class A Common Stock represented by restricted stock (which includes 4,335 restricted stock units), of which 33,111 shares (which includes 4,335 restricted stock units) will vest within 60 days; and (5) 162,840 shares of Class A Common Stock that may be received for DSUs.

REPORT OF THE AUDIT COMMITTEE*

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.gwrr.com, under the Governance link. The Audit Committee has:

•	selected PwC as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ended December 31, 2007;

•

reviewed and discussed our audited financial statements for 2007 with management and with PwC, our independent registered public accounting firm, and held, as appropriate, executive sessions with PwC and those responsible for our internal audit function, in each case without the presence of management;

•

discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by SAS 114, as amended, as adopted by the Public Company Accounting Oversight Board, including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (independence discussions with audit committees) as adopted by the Public Company Accounting Oversight Board, and has discussed with PwC its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Form 10-K for 2007 for filing with the SEC.

Audit Committee:

Øivind Lorentzen III, Chairman

Philip J. Ringo

Robert M. Melzer

*	The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL TWO:

APPROVAL OF THE SELECTION OF INDEPENDENT AUDITORS

PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2007. In addition to the audit of the 2007 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees.

PwC also served as our independent registered public accounting firm for the fiscal years 2002, 2003, 2004 , 2005 and 2006. Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2008. This selection will be presented to our stockholders for their ratification at the annual meeting.

We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2008. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of PwC is planning to be present at the annual meeting and will be available to respond to appropriate questions. In addition, the representatives will have an opportunity to make a statement if they so desire.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2008.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2006 and 2007 were:

	2006	2007
Audit	$1,325,191	$1,514,840
Audit Related	15,777	70,000
Tax	19,617	—
All Other	2,500	12,400

Total	$1,363,085	$1,597,240

Audit fees for the years ended December 31, 2006 and 2007 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting statutory audits and assistance with review of documents filed with the SEC.

Audit Related fees for the years ended December 31, 2006 and 2007 were for assurance and related services by PwC related to due diligence for mergers and acquisitions, accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2006 and 2007 were for services by PwC related to tax compliance, tax planning and tax advice.

All other fees for the year ended December 31, 2006 and 2007 were for access to a web-based technical accounting research tool and for statutory financial statement reporting value software.

Our Audit Committee has not adopted pre-approval policies and procedures for audit and permitted non-audit services. The engagement of PwC for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that PwC provides or where there is another compelling rationale for using PwC. All audit, audit-related and permitted non-audit services for which PwC was engaged were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2009 annual meeting, that proposal must be received by our Secretary no later than December 23, 2008. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Stockholders may wish to submit proposals at the 2009 annual meeting rather than include such proposals in our proxy materials, but in order for such proposals to be deemed timely, such proposals must be received by our Secretary by no earlier than February 17, 2009, and no later than March 19, 2009.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 28, 2008.

The Proxy Statement and Annual Report to Stockholders are available at www.gwrr.com/proxy

Directions to the Rye Town Hilton are set forth below:

From Manhattan or Connecticut (or from points North)

From I-95 (North or South) take Exit 21 (in New York) to 287 West. Follow 287 West to Exit 10 (Webb Av). Continue through traffic light at end of the ramp for 2/10 mile. At next traffic light, make a right onto 120A (Westchester Ave.) Follow Westchester three more lights and then turn left into the hotel.

From Rockland County or New Jersey (or from points West)

From 287 East (Tappan Zee Bridge), take Exit 10. After exiting, you will be on Westchester Ave. Follow Westchester Avenue ahead while forking left at the signs for Port Chester/120A, and the hotel will be four lights ahead on the left.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus

Secretary

Dated: April 21, 2008

As Amended on May 30, 2007

GENESEE & WYOMING INC.

CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors (“Board”) of Genesee & Wyoming Inc. (“Company”) is governed by the following general principles:

(a) The Board’s paramount duty is to oversee the Chief Executive Officer (“CEO”) and other senior management in the competent and ethical management of the Company. The selection, compensation and evaluation of a well-qualified and ethical CEO is the single most important function of the Board.

(b) Open communication between the Board and management is crucial to the Company’s long-term success. Management is responsible for creating, developing and implementing the strategy of the Company. The Board is responsible for reviewing the strategy and guiding its implementation in the context of the overall scope of the business and the interests of its stockholders. Management is responsible for operating the Company in an effective and ethical manner in order to produce long-term value for stockholders. Senior management and the Board are expected to know how the Company earns its income and what risks the Company is undertaking in the course of carrying out its business. Neither management’s nor the Board’s personal interests should be placed ahead of, or in conflict with, the interests of the Company.

(c) Management is responsible, under the oversight of the Board and its Audit Committee, for producing financial statements that fairly present the financial condition and results of operations of the Company, and for making the timely, understandable and complete disclosures that stockholders and prospective investors need to permit them to assess the financial and business soundness and risks of the Company.

(d) The Company is responsible for dealing (i) with its employees in a fair and equitable manner; (ii) with the communities in which it operates with good citizenship; and (iii) with government in accordance with, and with a commitment to, all applicable laws, rules and regulations.

Based on the preceding principles, the Board has adopted the following corporate governance policies:

1. Responsibilities and Duties of the Board and Members of the Board.

In addition to its general responsibility to oversee management, the Board is also responsible for performing a number of specific functions. It is the Board’s duty to:

1.1. Appoint the Executive Chairman of the Board (“Chairman”) and the CEO.

1.2. Appoint the officers of the Company.

1.3. Review and monitor fundamental financial and business strategies and review, monitor and approve material corporate actions.

1.4. Approve operating and capital budgets at the commencement of each financial year and monitor progress on a quarterly basis against budget by financial key performance indicators.

1.5. Monitor and oversee the Company’s financial position.

1.6. Evaluate the performance of, and set the compensation for, the Chairman, the CEO and other senior management executives through its Compensation Committee.

1.7. Ensure that the Company’s policies and compliance systems in place are consistent with the objective that the Company, its officers and directors act legally, ethically and responsibly.

1.8. Participate in Board meetings, review relevant materials in advance of meetings, serve on Board committees and prepare for meetings and for discussions with management.

1.9. Spend the time needed, and meet as frequently as necessary, to properly discharge its responsibilities.

1.10. Understand the Company’s business, industry and primary risks.

2. Board Composition and Compensation.

2.1. The Board is currently composed of two executive directors (the Chairman and the CEO) and seven non-executive directors. The Company believes that the Board has the benefit of access to all of the executives of the Company and that, therefore, it is not necessary to have additional executive directors. The Board believes that its current size of nine members is an appropriate size for a working board because it is large enough to represent broad interests but small enough to maintain close working relationships and collegiality. The Company’s By-laws allow for not less than three nor more than fifteen directors. Changes to the size of the Board shall be recommended by the Governance Committee and approved by the full Board.

2.2. Board Selection

2.2.1. The Board is responsible for nominating directors. In nominating directors, the Board, with the assistance of the Governance Committee, will take into account: (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board, and (b) a variety of other factors it considers appropriate, which may include the following: leadership skills; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance, international business, government affairs related to transportation; age; number of other board seats; existing commitments to other businesses and willingness to commit the necessary time; legal considerations such as antitrust issues; and corporate governance background — all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required by the Board. Selection shall be made in the context of an assessment of the perceived needs of the Board at the point in time the selection is being made. At least a majority of the directors shall be independent directors, as determined in accordance with section 3 below.

2.2.2. The Governance Committee considers and establishes procedures regarding recommendations for nomination to the Board, including nominations submitted by stockholders. Recommendations of stockholders should be sent to the Company, to the attention of the Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director of the Company, if elected. The Governance Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate. The Governance Committee may also ask the candidate to meet with management and other members of the Board.

2.3. The following are the criteria for remaining a director:

2.3.1. All non-executive directors are expected voluntarily to review and assess their own membership of the Board from time to time and, particularly, before standing for re-election, taking into account length of service, age, qualifications and expertise relevant to the Company’s then current policy and business. In addition, the Governance Committee will adopt a formal process for evaluating on an annual basis the effectiveness of the Board and each of its committees and determining opportunities for their improvement. The sole purpose of this evaluation is to increase the effectiveness of the Board.

2.3.2. Non-executive directors who change the responsibility they held when they were elected to the Board should submit a letter of resignation to the Board. Individual non-executive directors should submit a letter of resignation to retire from the Board at the end of the term following their 70th birthday. In both cases, such letter may be accepted or rejected by the Governance Committee.

2.3.3. Individual executive directors should submit a letter of resignation to retire from the Board on the relinquishment of their executive position with the Company. Such letter may be accepted or rejected by the Governance Committee.

2.3.4. Because of the importance of knowledge of the Company and of continuity, the Board does not believe that in every instance the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances.

2.3.5. The Board has not adopted term limits. While term limits ensure fresh ideas and viewpoints, they result in the loss of the contribution of directors who have been able to develop, over a period of time, insight into the Company, the continuity of its strategy and its operations, culture and management and a working relationship with other directors.

2.3.6. The Board will review each director’s continuation on the Board every three years which will also allow each director to confirm his or her desire to continue as a member.

2.3.7. Absent special circumstances, each director is expected to attend the annual meetings of stockholders.

2.4. The Board’s compensation will be determined annually following the annual meeting of stockholders. The compensation of directors should fairly reward them for their efforts on behalf of the Company and should be structured to align their interests with the long-term interests of the

Company’s stockholders. Board members have the right to elect to receive their cash compensation in Company common stock and the Board strongly encourages all of its members to make this election. The Board may seek outside expertise to determine the appropriateness and competitiveness of its compensation.

3. Categorical Standards for Director Independence.

3.1. The Board determines each director’s independence on an annual basis based on applicable regulatory and stock exchange requirements and these standards. When assessing the materiality of a director’s relationship with the Company, the Board shall consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination shall be disclosed in its proxy statement for each annual meeting of stockholders. The Board will also evaluate the independence of the members of the Audit Committee and Compensation Committee in accordance with applicable rules.

3.2. For purposes of these standards:

3.2.1. “Company” means Genesee & Wyoming Inc. and its consolidated subsidiaries.

3.2.2. “Executive Officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.

3.2.3. “Immediate Family” means a director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

3.3. An “independent” director shall be defined to mean a director who has none of the relationships with the Company set forth in section 3.4.1 below, and otherwise has no direct or indirect material relationship with the Company (either directly or as a partner, stockholder or officer of a company that has a relationship with the Company) that would interfere with the exercise of independent judgment by such director; provided, however, that the Board believes all directors should hold meaningful equity ownership positions in the Company.

3.4. The Board, in its business judgment, will determine, based on all relevant facts and circumstances and in a manner consistent with the standards set forth below, whether a director has a relationship with the Company or to its management that would interfere with such director’s exercise of his or her independent judgment. The following standards shall be followed by the Board in determining director independence:

3.4.1. Under any circumstances, a director is not independent if:

3.4.1.1. the director is, or has been within the preceding three years, employed by the Company;

3.4.1.2. an Immediate Family member of that director is, or has been employed as an Executive Officer of the Company within the preceding three years;

3.4.1.3. the director, or an Immediate Family member of that director, received within the preceding three years more than $100,000 in any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.4.1.4. the director or an Immediate Family member of that director is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an Immediate Family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an Immediate Family member of that director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

3.4.1.5. the director or an Immediate Family member of that director is, or has been within the preceding three years, employed as an Executive Officer of another company where any of the Company’s present Executive Officers at the same time serves or served on such other company’s compensation committee; or

3.4.1.6. the director is a current employee, or an Immediate Family member of that director is a current Executive Officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of the consolidated gross revenues of the other company.

3.4.2. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

3.4.2.1. if the director or an Immediate Family member of that director is an Executive Officer or director of another company in which the Company owns an equity interest, and the amount of the equity interest held by the Company is less than ten percent (10%) of the outstanding voting securities of the company at which the director or an Immediate Family member of that director serves as an Executive Officer or director;

3.4.2.2. if the director or an Immediate Family member of that director serves as an Executive Officer, director or trustee of a charitable organization, and the Company’s annual charitable contributions to that organization (excluding contributions by the Company under any established matching gift program) are less than the lesser of $1,000,000 or two percent (2%) of that organization’s consolidated gross revenues in its most recent fiscal year; and

3.4.2.3. if the director is a current employee, or an Immediate Family member of that director is a current Executive Officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or two percent (2%) of the consolidated gross revenues of the other company.

3.4.3. For relationships not covered by the standards contained in section 3.4.2 above, the determination of whether or not the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the independence standards set forth in sections 3.4.1 and 3.4.2 above.

3.5. The Board may determine that a director who has a relationship that exceeds the limits described in section 3.4.2 above is nonetheless independent, so long as such relationship is not otherwise described in section 3.4.1 above. The basis for any such determination will be explained in the Company’s next proxy statement.

4. Committees of the Board.

4.1. The Board has established the following committees to assist it in discharging its responsibilities: (i) Audit; (ii) Compensation; and (iii) Governance. The current charters of the Audit, Compensation and Governance Committees are published on the Company’s website, and will be mailed to stockholders upon written request. The committee chairs report the highlights of their meetings to the full Board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full Board. The Audit, Compensation and Governance Committees are comprised solely of independent directors in accordance with these standards and all applicable regulatory and stock exchange requirements.

5. The Relationship of the Board to Management.

5.1. To enhance open communication between the Board and management, the Board’s policy is to periodically invite senior executives of the Company to attend Board meetings. The Board does not expect all senior executives to attend on a regular basis.

5.2. From time to time, the Board, each of its committees and the Company may engage outside advisors to provide advice on specific issues. These advisors may also be invited to attend Board meetings. The Corporate Secretary and the Company’s independent registered public accounting firm have open invitations to attend Board meetings.

5.3. The Board will meet in executive session regularly. The non-management directors will also have at least four regularly scheduled meetings a year without management present.

5.4. Board members will have complete access to the Company’s management, and Board members will exercise judgment to ensure that contact with management is not distracting to the business operation of the Company. The Board and each of its committees shall have the right at any time to retain outside financial, legal or other advisors.

6. Management and Succession.

6.1. The Board will review annually with the CEO management succession planning and development. There should also be available, on a continuing basis, the CEO’s recommendation as to his successor should he be unexpectedly disabled.

7. Director Orientation and Continuing Education.

7.1. The Company will provide new directors with materials and briefings to permit them to become familiar with the Company’s business, industry and corporate governance practices. The Company will also provide, as appropriate, additional educational opportunities to directors on an ongoing basis to better enable them to perform their duties.

7.2. Directors are expected to attend training and/or education programs to the extent they would help them better understand the operations of the Company, the industry in which the Company operates and corporate governance “best practices.” The Company will reimburse its board members for the costs associated with such training and education.

8. Communicating with the Board.

8.1. Stockholders or other interested parties who would like to communicate directly with the Board, non-management directors or an individual director may do so by writing to the Corporate Secretary, Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830, attention: the Board, non-management directors or the name of the individual director, as applicable. Communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

PROXY PROXY
GENESEE & WYOMING INC.

Annual Meeting of Stockholders

to be held on Wednesday, May 28, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints MARK W. HASTINGS and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all shares of the Class A Common Stock and all shares of the Class B Common Stock ( if any), of GENESEE & WYOMING INC. ( the “Company”) held of record by the undersigned on April 1, 2008 at the Annual Meeting of Stockholders of the Company to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Wednesday, May 28, 2008 at 10:00 a.m., local time, or at any adjournment or postponement thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three nominees for directors, and unless otherwise specified, FOR the other proposal listed herein and described in the accompanying Proxy Statement. The proxies, in their discretion, are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 21, 2008, describing more fully the proposals set forth herein.

(continued and to be signed and dated on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2

					FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees: 01 Mortimer B. Fuller III 02 John C. Hellmann 03 Robert M. Melzer	FOR ALL ☐	WITHHELD ALL ☐	FOR ALL EXCEPT ☐	2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Instructions: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line above.

Dated: _____________________________, 2008
________________________________________
Signature of Stockholder

________________________________________
Signature of Stockholder (if held jointly)

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his/her title.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gwr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at www.gwrr.com/proxy